Exhibit 99.4

Part II

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

Partners

Sunoco LP

We have audited the accompanying consolidated balance sheet of Sunoco LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2015, and the related consolidated statements of operations and comprehensive income, changes in partners’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunoco LP and subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying consolidated financial statements have been adjusted to reflect the acquisition of entities under common control.

/s/ GRANT THORNTON LLP

Dallas, Texas

July 15, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors of Sunoco LP and

Unitholders of Sunoco LP

We have audited the accompanying consolidated balance sheet of Sunoco LP (formerly Susser Petroleum Partners LP) as of December 31, 2014, and the related consolidated statements of operations and comprehensive income, partners ' equity, and cash flows for the periods from September 1, 2014 through December 31, 2014 and January 1, 2014 through August 31, 2014, and the year ended December 31, 2013. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sunoco Retail, a wholly-owned subsidiary, which statements reflect total assets constituting 30% at December 31, 2014 and total revenues constituting 18% in the period from September 1, 2014 through December 31, 2014 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sunoco Retail, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunoco LP at December 31, 2014, and the consolidated results of its operations and its cash flows for the periods from September 1, 2014 through December 31, 2014 and January 1, 2014 through August 31, 2014, and the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

July 15, 2016

Report of Independent Registered Public Accounting Firm

Board of Directors

Sunoco GP LLC

We have audited the accompanying combined balance sheet of the Sunoco Retail Businesses (as defined in Note 1) as of December 31, 2014, and the related combined statements of operations, equity, and cash flows for the period from September 1, 2014 through December 31, 2014 (not presented herein). These financial statements are the responsibility of the Sunoco Retail Businesses’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Sunoco Retail Businesses’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Sunoco Retail Businesses’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Sunoco Retail Businesses as of December 31, 2014, and the results of their operations and their cash flows for the period from September 1, 2014 through December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas

July 15, 2016

Sunoco LP

Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$72,627	$136,581
Advances to affiliates	365,536	597,933
Accounts receivable, net	308,285	304,256
Receivables from affiliates	8,074	4,941
Inventories, net	467,291	491,303
Other current assets	46,080	72,097
Total current assets	1,267,893	1,607,111
Property and equipment, net	3,154,826	2,799,330
Other assets:
Goodwill	3,111,262	3,143,834
Intangible assets, net	1,259,440	1,187,237
Other noncurrent assets	48,398	35,568
Total assets	$8,841,819	$8,773,080
Liabilities and equity
Current liabilities:
Accounts payable	$433,988	$467,054
Accounts payable to affiliates	14,988	56,969
Accrued expenses and other current liabilities	307,939	342,671
Current maturities of long-term debt	5,084	13,772
Total current liabilities	761,999	880,466
Revolving line of credit	450,000	683,378
Long-term debt, net	1,502,531	408,826
Deferred tax liability	694,383	630,256
Other noncurrent liabilities	170,169	161,994
Total liabilities	3,579,082	2,764,920
Commitments and contingencies (Note 13)
Partners' equity:
Limited partner interest:
Common unitholders - public (49,588,960 units issued and outstanding as of December 31, 2015 and 20,036,329 units issued and outstanding as of December 31, 2014)	1,768,890	874,688
Common unitholders - affiliated (37,776,746 units issued and outstanding as of December 31, 2015 and 4,062,848 units issued and outstanding as of December 31, 2014)	1,275,558	27,459
Subordinated unitholders - affiliated (no units issued or outstanding as of December 31, 2015 and 10,939,436 units issued and outstanding as of December 31, 2014)	—	—
Class A unitholders - held by subsidiary (11,018,744 units issued and outstanding as of December 31, 2015 and no units issued or outstanding as of December 31, 2014)	—	—
Total partners' capital	3,044,448	902,147
Predecessor equity	2,218,289	5,111,657
Noncontrolling interest	—	(5,644)
Total equity	5,262,737	6,008,160
Total liabilities and equity	$8,841,819	$8,773,080

The accompanying notes are an integral part of these consolidated financial statements.

Sunoco LP

Consolidated Statements of Operations and Comprehensive Income

	Successor		Predecessor
	Year ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Year ended December 31, 2013
	(dollars in thousands, except unit and per unit amounts)
Revenues:
Retail motor fuel sales	$5,891,249	$2,376,608	$—	$—
Wholesale motor fuel sales to third parties	10,104,193	4,235,415	1,275,422	1,502,786
Wholesale motor fuel sales to affiliates	20,026	—	2,200,394	2,974,122
Merchandise sales	2,178,187	651,324	—	—
Rental income	81,274	24,749	11,690	10,060
Other	185,287	54,741	4,683	5,611
Total revenues	18,460,216	7,342,837	3,492,189	4,492,579
Cost of sales:
Retail motor fuel cost of sales	5,256,052	2,106,521	—	—
Wholesale motor fuel cost of sales	9,716,751	4,203,663	3,429,169	4,419,004
Merchandise cost of sales	1,498,309	454,802	—	—
Other	5,201	1,792	2,339	2,611
Total cost of sales	16,476,313	6,766,778	3,431,508	4,421,615
Gross profit	1,983,903	576,059	60,681	70,964
Operating expenses:
General and administrative	217,037	90,803	17,075	16,814
Other operating	1,016,063	320,345	4,964	3,187
Rent	139,851	42,112	729	1,014
Loss (gain) on disposal of assets and impairment charge	(690)	(977)	(39)	324
Depreciation, amortization and accretion	278,309	86,242	10,457	8,687
Total operating expenses	1,650,570	538,525	33,186	30,026
Income from operations	333,333	37,534	27,495	40,938
Interest expense, net	87,575	10,935	4,767	3,471
Income before income taxes	245,758	26,599	22,728	37,467
Income tax expense	51,689	79,544	218	440
Net income (loss) and comprehensive income (loss)	194,069	(52,945)	22,510	37,027
Less: Net income and comprehensive income attributable to noncontrolling interest	3,816	1,043	—	—
Less: Preacquisition income (loss) allocated to general partner	103,015	(88,221)	—	—
Net income and comprehensive income attributable to partners	$87,238	$34,233	$22,510	$37,027
Net income per limited partner unit:
Common - basic and diluted	$1.11	$0.85	$1.02	$1.69
Subordinated - basic and diluted	$1.40	$0.85	$1.02	$1.69

Weighted average limited partner units outstanding:
Common units - public (basic)	24,550,388	20,493,065	10,944,309	10,884,950
Common units - public (diluted)	24,572,126	20,499,447	10,969,437	10,906,794
Common units - affiliated (basic and diluted)	15,703,525	79,308	79,308	79,308
Subordinated units - affiliated (basic and diluted)	10,010,333	10,939,436	10,939,436	10,939,436

Cash distribution per unit	$2.89	$1.15	$1.02	$1.84

The accompanying notes are an integral part of these consolidated financial statements.

Sunoco LP

Consolidated Statements of Changes in Partners’ Equity

(in thousands)	Common Units-Public	Common Units-Affiliated	Subordinated Units-Affiliated	Predecessor Equity	Noncontrolling Interest	Total Equity
Predecessor:
Balance at December 31, 2012	$210,462	$(175)	$(131,955)	$—	$—	$78,332
Equity issued to Susser	—	2,000	—	—	—	2,000
Cash distributions to Susser	—	(316)	(19,653)	—	—	(19,969)
Cash distributions to unitholders	(19,632)	—	—	—	—	(19,632)
Unit-based compensation	965	3	967	—	—	1,935
Partnership net income	18,474	50	18,503	—	—	37,027
Balance at December 31, 2013	210,269	1,562	(132,138)	—	—	79,693
Cash distributions to Susser	—	(184)	(16,484)	—	—	(16,668)
Cash distributions to unitholders	(16,485)	—	—	—	—	(16,485)
Unit-based compensation	2,340	16	2,336	—	—	4,692
Unit retirements	(125)	—	—	—	—	(125)
Partnership net income	11,217	80	11,213	—	—	22,510
Balance at August 31, 2014	207,216	1,474	(135,073)	—	—	73,617

Successor:
Allocation of ETP merger "push down"	253,236	2,655	366,276	—	—	622,167
Equity offering, net	405,104	—	—	—	—	405,104
Contribution of MACS from ETP	—	591,520	—	—	(6,687)	584,833
Cash distribution to ETP for MACS	—	(565,813)	—	—	—	(565,813)
Cash distributions to unitholders	(10,356)	(2,472)	(5,970)	—	—	(18,798)
Elimination of intercompany investments	—	(3,918)	(128,531)	111,698	—	(20,751)
Predecessor equity - Sunoco LLC	—	—	—	1,027,129	—	1,027,129
Predecessor equity - Susser, net	—	—	(108,822)	1,903,207	—	1,794,385
Predecessor equity - Sunoco Retail	—	—	—	2,136,143	—	2,136,143
Predecessor equity - Sunoco Retail contributions from ETP	—	—	—	21,701	—	21,701
Unit-based compensation	748	93	547	—	—	1,388
Partnership net income	18,740	3,920	11,573	(88,221)	1,043	(52,945)
Balance at December 31, 2014	874,688	27,459	—	5,111,657	(5,644)	6,008,160
Contribution of Sunoco LLC from ETP	—	—	—	(775,000)	—	(775,000)
Contribution of Susser from ETP	—	—	—	(966,855)	—	(966,855)
Contribution of assets between entities under common control above historic cost	—	987	59,513	(1,068,200)	—	(1,007,700)
Cancellation of promissory note with ETP	—	255,000	—	—	—	255,000
Cash distribution to ETP	—	(25,000)	—	(179,182)	—	(204,182)
Cash distribution to unitholders	(61,704)	(51,143)	(7,585)	—	—	(120,432)
Equity issued to ETP	—	1,007,700	—	—	—	1,007,700
Public equity offering, net	899,434	—	—	—	—	899,434
Subordinated unit conversion	—	60,636	(60,636)	—	—	—
Unit-based compensation	4,223	2,071	297	—	—	6,591
Other	(971)	(27,756)	(3)	(7,146)	1,828	(34,048)
Partnership net income	53,220	25,604	8,414	103,015	3,816	194,069
Balance at December 31, 2015	$1,768,890	$1,275,558	$—	$2,218,289	$—	$5,262,737

The accompanying notes are an integral part of these consolidated financial statements.

Sunoco LP

Consolidated Statements of Cash Flows

	Successor		Predecessor
	Year ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Year ended December 31, 2013
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$194,069	$(52,945)	$22,510	$37,027
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	278,309	86,242	10,457	8,687
Amortization of deferred financing fees	3,515	1,986	313	381
Loss (gain) on disposal of assets and impairment charge	(690)	(977)	(39)	324
Non-cash unit based compensation expense	7,984	1,388	4,692	1,935
Deferred income tax	35,984	19,441	(19)	70
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,823)	309,821	(3,939)	(16,087)
Accounts receivable from affiliates	(11,063)	542	(22,812)	9,664
Inventories	23,584	124,203	(10,557)	(7,777)
Other assets	26,655	92,547	(938)	757
Accounts payable	(37,644)	(325,368)	30,838	9,691
Accounts payable to affiliates	(41,981)	(16,187)	—	—
Accrued liabilities	(33,393)	19,978	1,717	6,326
Other noncurrent liabilities	(2,884)	58,611	1,139	(318)
Net cash provided by operating activities	438,622	319,282	33,362	50,680
Cash flows from investing activities:
Capital expenditures	(490,749)	(154,151)	(89,330)	(113,590)
Purchase of intangibles	(60,792)	(13,112)	(3,660)	(2,661)
Purchase of marketable securities	—	—	—	(844,359)
Redemption of marketable securities	—	—	25,952	966,671
Acquisition of MACS	—	(565,813)	—	—
Acquisition of Aloha, net of cash acquired	(85)	(236,407)	—	—
Acquisition of Sunoco LLC	(775,000)	—	—	—
Acquisition of Susser Holdings	(966,855)	—	—	—
Acquisition of Aziz	(41,600)	—	—	—
Acquisition from Alta East	(57,142)	—	—	—
Acquisition of VIE assets	(53,734)	—	—	—
Other Acquisitions	(24,625)	—	—	—
Proceeds from disposal of property and equipment	15,770	16,819	—	297
Net cash provided by (used in) investing activities	(2,454,812)	(952,664)	(67,038)	6,358
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,400,000	494	—	—
Payments on long-term debt	(242,214)	(82,243)	(25,881)	(137,173)
Revolver borrowings	1,470,750	1,137,189	565,220	191,524
Revolver repayments	(1,449,128)	(698,400)	(476,840)	(70,904)
Loan origination costs	(21,823)	(7,587)	—	(270)
Advances to affiliates	221,020	(117,428)	—	—
Proceeds from issuance of common units, net of offering costs	899,434	405,104	—	—
Distributions to parent	(204,182)	(8,442)	(16,668)	(19,969)
Other cash from financing activities, net	(1,188)	—	(125)	784
Distributions to unitholders	(120,433)	(10,356)	(16,485)	(19,632)
Net cash provided by (used in) financing activities	1,952,236	618,331	29,221	(55,640)
Net increase (decrease) in cash	(63,954)	(15,051)	(4,455)	1,398
Cash and cash equivalents at beginning of period	136,581	151,632	8,150	6,752
Cash and cash equivalents at end of period	$72,627	$136,581	$3,695	$8,150

	Successor		Predecessor
	Year ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Year ended December 31, 2013
	(in thousands)
Supplemental disclosure of non-cash investing activities:
"Push down" accounting from ETP merger	$—	$624,215	$—	$—
Non-cash (distribution) contribution	(7,146)	21,701	—	—

Supplemental disclosure of non-cash financing activities:
Contribution of debt from Susser	$—	$—	$—	$(21,850)
Equity issued to Susser	—	—	—	(2,000)
Cancellation of promissory note with ETP	255,000	—	—	—
Increase in partners' equity related to ETP Merger	—	622,167	—	—
Equity issued to ETP	1,007,700	212,004	—	—

Supplemental disclosure of cash flow information:
Interest paid	$59,916	$7,652	$4,516	$3,356
Income taxes paid	50,732	1,600	—	18

The accompanying notes are an integral part of these consolidated financial statements.

Sunoco LP

Notes to Consolidated Financial Statements

1.	Organization and Principles of Consolidation

The Partnership was formed in June 2012 by Susser Holdings Corporation (“Susser”) and its wholly-owned subsidiary, Sunoco GP LLC (formerly known as Susser Petroleum Partners GP LLC), our general partner (“General Partner”). On September 25, 2012, we completed our initial public offering (“IPO”) of 10,925,000 common units representing limited partner interests.

On April 27, 2014, Susser entered into an Agreement and Plan of Merger with Energy Transfer Partners, L.P. (“ETP”) and certain other related entities, under which ETP acquired the outstanding common shares of Susser (the “ETP Merger”). The ETP Merger was completed on August 29, 2014. By acquiring Susser, ETP acquired 100% of the non-economic general partner interest and incentive distribution rights (“IDRs”) in the Partnership, which have subsequently been distributed to Energy Transfer Equity, L.P. (“ETE”). Additionally, ETP directly and indirectly acquired approximately 11.0 million common and subordinated units in the Partnership (representing approximately 50.1% of our then outstanding units). Unvested phantom units that were outstanding on April 27, 2014 vested upon completion of the ETP Merger. See Note 4 for further information.

Effective October 27, 2014, the Partnership changed its name from Susser Petroleum Partners LP (NYSE: SUSP) to Sunoco LP (“SUN”, NYSE: SUN). These changes align the Partnership’s legal and marketing name with that of ETP’s iconic brand, Sunoco. As used in this document, the terms “Partnership”, “SUN”, “we”, “us” or “our” should be understood to refer to Sunoco LP and our consolidated subsidiaries, unless the context clearly indicates otherwise.

The consolidated financial statements are composed of Sunoco LP, a publicly traded Delaware limited partnership, our majority-owned subsidiaries, and variable interest entities (“VIE”s) in which we were the primary beneficiary (through December 23, 2015). We distribute motor fuels across more than 30 states throughout the East Coast, Midwest, and Southeast regions of the United States from Maine to Florida and from Florida to New Mexico, as well as Hawaii. Starting in fiscal 2014, we are also an operator of convenience retail stores in Virginia, Maryland, Tennessee, Georgia, and Hawaii. As a result of our July 31, 2015 acquisition of Susser from ETP, we are also an operator of convenience retail stores in Texas, Oklahoma, and New Mexico. Our recent acquisitions are intended to complement and expand our wholesale distribution business and diversify both geographically and through retail operations.

On October 1, 2014, we acquired 100% of the membership interests of Mid-Atlantic Convenience Stores, LLC (“MACS”). On April 1, 2015, we acquired a 31.58% membership interest and a 50.1% voting interest in Sunoco, LLC (“Sunoco LLC”). On July 31, 2015, we acquired 100% of the issued and outstanding shares of capital stock of Susser. Finally, on March 31, 2016, we acquired the remaining 68.42% membership interest and 49.9% voting interest in Sunoco LLC as well as 100% of the issued and outstanding membership interest in Sunoco Retail LLC (“Sunoco Retail”).

Results of operations for the MACS, Sunoco LLC, Susser, and Sunoco Retail acquisitions, deemed transactions between entities under common control, have been included in our consolidated results of operations since September 1, 2014, the date of common control. See Note 4 for further information.

We operate our business as two segments, which are primarily engaged in wholesale fuel distribution and retail fuel and merchandise sales, respectively. Our primary operations are conducted by the following consolidated subsidiaries:

Wholesale Subsidiaries

•

Susser Petroleum Operating Company LLC (“SPOC”), a Delaware limited liability company, distributes motor fuel to Stripes’ retail locations, consignment locations, as well as third party customers in Louisiana, New Mexico, Oklahoma and Texas.

•	Sunoco Energy Services LLC, a Texas limited liability company, distributes motor fuels, propane and lubricating oils, primarily in Texas, Oklahoma, New Mexico and Kansas.
•	Sunoco LLC, a Delaware limited liability company, primarily distributes motor fuels across more than 26 states throughout the East Coast, Midwest, and Southeast regions of the United States.
•	Southside Oil, LLC, a Virginia limited liability company, distributes motor fuel primarily in Virginia, Maryland, Tennessee, and Georgia.
•	Aloha Petroleum, LLC, a Delaware limited liability company, distributes motor fuel and operates terminal facilities on the Hawaiian Islands.

Retail Subsidiaries

•	Susser Petroleum Property Company LLC (“PropCo”), a Delaware limited liability company, primarily owns and leases convenience store properties.
•	Susser, a Delaware corporation, sells motor fuel and merchandise in Texas, New Mexico, and Oklahoma through Stripes-branded convenience stores and transports motor fuel under GoPetro Transport LLC.
•	Sunoco Retail, a Pennsylvania limited liability company, owns and operates convenience stores that sell motor fuel and merchandise primarily in Pennsylvania, New York, and Florida.
•	MACS Retail LLC (“MACS Retail”), a Virginia limited liability company, owns and operates convenience stores primarily in Virginia, Maryland, and Tennessee.
•	Aloha Petroleum, Ltd. (“Aloha”), a Hawaii corporation, owns and operates convenience stores on the Hawaiian Islands.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain items have been reclassified for presentation purposes to conform to the accounting policies of the consolidated entity. These reclassifications had no impact on gross margin, income from operations, net income and comprehensive income, or the balance sheets or statements of cash flows.

2.	Summary of Significant Accounting Policies

Fiscal Year

The Partnership uses calendar month accounting periods and ends its fiscal year on December 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation of Variable Interest Entities

The Partnership uses a qualitative approach in assessing the consolidation requirement for VIEs. The approach focuses on identifying which enterprise has the power to direct the activities that most significantly impact the VIE’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the VIE. In the event that the Partnership is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the VIE entity will be included in the Partnership’s consolidated financial statements.

Fair Value Measurements

The Partnership uses fair value measurements to measure, among other items, purchased assets and investments, leases, and derivative contracts. The Partnership also uses them to assess impairment of properties, equipment, intangible assets, and goodwill.

Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

Segment Reporting

Beginning with the acquisition of MACS in 2014, we operate our business in two primary segments, both of which are included as reportable segments. Our retail segment operates convenience stores selling a variety of merchandise, food items, services, and motor fuel. Our wholesale segment sells motor fuel to our retail segment and external customers. Beginning in the first quarter of 2015, we retrospectively allocated the revenue and costs previously reported in "All Other" to each segment based on the way our Chief Operating Decision Maker ("CODM") measures segment performance (see Note 19).

Acquisition Accounting

Acquisitions of assets or entities that include inputs and processes and have the ability to create outputs are accounted for as business combinations. The purchase price is recorded for tangible and intangible assets acquired and liabilities assumed based on fair value. The excess of fair value of the consideration conveyed over the fair value of the net assets acquired is recorded as goodwill. The Consolidated Statements of Operations and Comprehensive Income for the years presented include the results of operations for each acquisition from their respective date of acquisition.

Acquisitions of entities under common control are accounted for similar to a pooling of interests, in which the acquired assets and assumed liabilities are recognized at their historic carrying values. The results of operations of the affiliated business acquired are reflected in the Partnership’s consolidated results of operations beginning on the date of common control.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

Sunoco LLC and Sunoco Retail have treasury services agreements with Sunoco, Inc. (R&M), an indirect wholly-owned subsidiary of ETP. Pursuant to these agreements, Sunoco LLC and Sunoco Retail participate in Sunoco, Inc. (R&M)’s centralized cash management program. Under these programs, all cash receipts and cash disbursements are processed, together with those of Sunoco, Inc. (R&M), through Sunoco, Inc. (R&M)’s cash accounts with a corresponding credit or charge to the advances to/from affiliates account. The net balance of Sunoco LLC and Sunoco Retail is reflected in Advances to affiliates on the Consolidated Balance Sheets.

Accounts Receivable

The majority of trade receivables are from wholesale fuel customers or amounts due from credit card companies related to retail credit card transactions. Wholesale customer credit is extended based on evaluation of the customer’s financial condition. Receivables are recorded at face value, without interest or discount. The Partnership provides an allowance for doubtful accounts based on historical experience and on a specific identification basis. Credit losses are recorded against the allowance when accounts are deemed uncollectible.

Receivables from affiliates have risen from increased fuel sales and other miscellaneous transactions with non-consolidated affiliates. These receivables are recorded at face value, without interest or discount.

Inventories

Fuel inventories are stated at the lower of cost or market. Beginning September 2014, fuel inventory cost is determined using the last-in-first-out method (“LIFO”). Under this methodology, the cost of fuel sold consists of actual acquisition costs, which includes transportation and storage costs.  Such costs are adjusted to reflect increases or decreases in inventory quantities which are valued based on changes in the LIFO inventory layers.

Merchandise inventories are stated at the lower of average cost, as determined by the retail inventory method, or market. We record an allowance for shortages and obsolescence relating to merchandising inventory based on historical trends and any known changes. Shipping and handling costs are included in the cost of merchandise inventories.

Advertising Costs

Advertising costs are expensed as incurred.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets, estimated to be forty years for buildings, three to fifteen years for equipment and thirty years for storage tanks. Assets under capital leases are depreciated over the life of the corresponding lease.

Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured, or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.

Long-Lived Assets

Long-lived assets are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If such indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded within loss on disposal of assets and impairment charge in the Consolidated Statements of Operations and Comprehensive Income for amounts necessary to reduce the corresponding carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of consideration paid over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination are recorded at fair value as of the date acquired. Acquired intangibles determined to have an indefinite useful life are not amortized, but are instead tested for impairment at least annually, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. The annual impairment test of goodwill and indefinite lived intangible assets is performed as of the first day of the fourth quarter of each fiscal year.

The Partnership uses qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.

Based upon the analysis of qualitative factors, the Partnership determines if it is more likely than not that the reporting unit has a fair value which exceeds the carrying value. Some of the qualitative factors considered in applying this test include the consideration of macroeconomic conditions, industry and market considerations, cost factors affecting the business, the overall financial performance of the business, and the performance of the unit price of the Partnership.

If qualitative factors are not deemed sufficient to conclude that the fair value of the reporting unit more likely than not exceeded the carrying value of the reporting unit, then the two-step approach would be applied in making an evaluation. In step one, multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis), would be used. The computations require management to make significant estimates and assumptions. Critical estimates and assumptions that are used as part of these evaluations would include, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital rate, and earnings growth assumptions. A discounted cash flow analysis requires management to make various assumptions about sales, operating margins, capital expenditures, working capital, and growth rates.

If after assessing the totality of events or circumstances an entity determines that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount then performing the two-step test is unnecessary.

If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of the Partnership’s “implied fair value” requires the Partnership to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the “implied fair value” is less than the carrying value, an impairment charge would be recorded.

Indefinite-lived intangible assets are composed of certain trademarks and are not amortized but are evaluated for impairment annually or more frequently if events or changes occur that suggest an impairment in carrying value, such as a significant adverse change in the business climate. Indefinite-lived intangible assets are evaluated for impairment by comparing each asset's fair value to its book value. We first determine qualitatively whether it is more likely than not that an indefinite-lived asset is impaired. If we conclude that it is more likely than not that an indefinite-lived asset is impaired, then we determine the fair value by using the discounted cash flow model based on royalties estimated to be derived in the future use of the asset were we to license the use of the indefinite-lived asset.

Other Intangible Assets

Other finite-lived intangible assets consist of supply agreements, customer relations, non-competes, loan origination costs, and favorable lease arrangements. Separable intangible assets that are not determined to have an indefinite life are amortized over their useful lives and assessed for impairment only if and when circumstances warrant. The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by the Partnership, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension period that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.

Customer relations and supply agreements are amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to twenty years. Favorable lease arrangements are amortized on a straight-line basis over the remaining lease terms. Non-competition agreements are amortized over the terms of the respective agreements, and loan origination costs are amortized over the life of the underlying debt as an increase to interest expense.

Asset Retirement Obligations

The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal. We review our assumptions for computing the estimated liability for the removal of underground storage tanks on an annual basis. Any change in estimated cash flows are reflected as an adjustment to the liability and the associated asset.

Environmental Liabilities

Environmental expenditures related to existing conditions, resulting from past or current operations and from which no current or future benefit is discernible, are expensed by the Partnership. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. We determine and establish a liability on a site-by-site basis when it is probable and can be reasonably estimated. A related receivable is recorded for estimable probable reimbursements.

Revenue Recognition

Revenues from our two primary product categories, motor fuel and merchandise, are recognized either at the time fuel is delivered to the customer or at the time of sale. Shipment and delivery of motor fuel generally occurs on the same day. The Partnership charges its wholesale customers for third-party transportation costs, which are recorded net in cost of sales. Through PropCo, our wholly-owned corporate subsidiary, we may sell motor fuel to wholesale customers on a consignment basis, in which we retain title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. We derive other income from rental income, propane and lubricating oils, and other ancillary product and service offerings. In our retail segment, we derive other income from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, movie rentals, and other ancillary product and service offerings. We record revenue from other retail transactions on a net commission basis when the product is sold and/or services are rendered.

Rental Income

Rental income from operating leases is recognized on a straight line basis over the term of the lease.

Cost of Sales

We include in cost of sales all costs incurred to acquire fuel and merchandise, including the costs of purchasing, storing, and transporting inventory prior to delivery to our customers. Items are removed from inventory and are included in cost of sales based on the retail inventory method for merchandise and the LIFO method for motor fuel. Cost of sales does not include depreciation of property, plant, and equipment as amounts attributed to cost of sales would not be significant. Depreciation is separately classified in the Consolidated Statements of Operations and Comprehensive Income.

Motor Fuel and Sales Taxes

Certain motor fuel and sales taxes are collected from customers and remitted to governmental agencies either directly by the Partnership or through suppliers. The Partnership’s accounting policy for wholesale direct sales to dealer and commercial customers is to exclude the collected motor fuel tax from sales and cost of sales.

For retail locations where the Partnership holds inventory, including consignment arrangements, motor fuel sales and motor fuel cost of sales include motor fuel taxes. Such amounts for the year ended December 31, 2015, the periods September 1, 2014 through

December 31, 2014 and January 1, 2014 through August 31, 2014, and the year ended December 31, 2013 were $2.8 billion, $927.8 million, $10.3 million, and $18.3 million, respectively. Merchandise sales and cost of merchandise sales are reported net of sales tax in the accompanying Consolidated Statements of Operations and Comprehensive Income.

Deferred Branding Incentives

We receive payments for branding incentives related to fuel supply contracts. Unearned branding incentives are deferred and amortized on a straight line basis over the term of the agreement as a credit to cost of sales.

Lease Accounting

The Partnership leases a portion of its properties under non-cancelable operating leases, whose initial terms are typically five to twenty years, with options permitting renewal for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease, including renewal periods that are reasonably assured at the inception of the lease. The Partnership is typically responsible for payment of real estate taxes, maintenance expenses, and insurance. The Partnership also leases certain vehicles, and such leases are typically less than five years.

Fair Value of Financial Instruments

Cash, accounts receivable, certain other current assets, marketable securities, accounts payable, accrued expenses, and other current liabilities are reflected in the consolidated financial statements at fair value.

Earnings Per Unit

In addition to common and subordinated units, we identify incentive distribution rights (“IDRs”) as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the First Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”). Net income per unit applicable to limited partners (including common and subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any incentive distributions, by the weighted-average number of outstanding common and subordinated units.

Stock and Unit-based Compensation

Certain employees supporting operations prior to the ETP Merger were granted long-term incentive compensation awards under the Susser stock-based compensation programs, which primarily consisted of stock options and restricted common stock. Prior to the ETP Merger, these costs were allocated to us and are included in general and administrative expenses.

In connection with our IPO, our General Partner adopted the Susser Petroleum Partners LP 2012 Long-Term Incentive Plan (the “LTIP Plan”, or “Sunoco LP Plan”), under which various types of awards may be granted to employees, consultants, and directors of our General Partner who provide services for us. On August 29, 2014, effective with the ETP Merger, all then outstanding unvested awards became fully vested. Subsequent to the ETP Merger, there were additional grants issued under the LTIP Plan as well as allocated compensation expenses from ETP, which are recognized over the vesting period based on the grant-date fair value. The grant-date fair value is determined based on the market price of our common units on the grant date. We amortize the grant-date fair value of these awards over their vesting period using the straight-line method. Expenses related to unit-based compensation are included in general and administrative expenses.

Income Taxes

The Partnership is a publicly traded limited partnership and is not taxable for federal and most state income tax purposes. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and most state purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to Unitholders as a result of differences between the tax basis and financial basis of assets and liabilities, differences between the tax accounting and financial accounting treatment of certain items, and due to allocation requirements related to taxable income under our Partnership Agreement.

As a publicly traded limited partnership, we are subject to a statutory requirement that our “qualifying income” (as defined by the Internal Revenue Code, related Treasury Regulations, and IRS pronouncements) exceed 90% of our total gross income, determined on a calendar year basis. If our qualifying income does not meet this statutory requirement, the Partnership would be taxed as a corporation for federal and state income tax purposes. For the years ended December 31, 2015, 2014, and 2013, our qualifying income met the statutory requirement.

The Partnership conducts certain activities through corporate subsidiaries which are subject to federal, state and local income taxes. These corporate subsidiaries include Propco, Susser, and Aloha. The Partnership and its corporate subsidiaries account for income taxes under the asset and liability method.

Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.

In November 2015, new federal partnership audit procedures were signed into law which are effective for tax years beginning after December 31, 2017. Under the new procedures, a partnership would be responsible for paying the imputed underpayment of tax resulting from the audit adjustments in the adjustment year even though partnerships are “pass through entities”. However, as an alternative to paying the imputed underpayment of tax at the partnership level, a partnership may elect to provide the audit adjustment information to the reviewed year partners, whom in turn would be responsible for paying the imputed underpayment of tax in the adjustment year. The Partnership is currently evaluating the impact, if any, this legislation has its income taxes policies.

Recently Issued and Adopted Accounting Pronouncements

FASB ASU No. 2015-03. In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-03, "Interest - Imputation of Interest - (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs," which simplifies the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset.  This ASU is effective for annual reporting periods after December 15, 2015, including interim periods within that reporting period, with early adoption permitted for financial statements that have not been previously issued.  Upon adoption, this ASU must be applied retrospectively to all prior reporting periods presented. We adopted and applied this standard to our consolidated financial statements for the years ended December 31, 2015 and 2014. The adoption of this ASU did not have a material impact on our financial statements.

FASB ASU No. 2015-05. In April 2015, the FASB issued ASU No. 2015-05 "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement." This ASU provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer’s accounting for service contracts. The amendments in this ASU are effective for financial statements issued with fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. We do not anticipate that the adoption of this ASU will have a material impact on our financial statements.

FASB ASU No. 2015-06. In April 2015, the FASB issued ASU No. 2015-06 "Earnings Per Share (Topic 260): Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (a consensus of the FASB Emerging Issues Task Force ("EITF")." This ASU specifies that for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs for purposes of computing earnings per unit under the two-class method also are required. This ASU is effective for financial statements issued with fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. We currently are in compliance with this ASU.

FASB ASU No. 2015-14. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date," which amends the effective date of ASU No. 2014-09. The updates clarify the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14 amends the effective date to financial statements issued with fiscal years beginning after December 15, 2017, including interim periods within that reporting period, with earlier adoption not permitted. ASU 2015-14 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We continue to evaluate the impact this new accounting standard will have on our revenue recognition policies.

FASB ASU No. 2015-15. In August 2015, the FASB issued ASU No. 2015-15 "Interest – Imputation of Interest (Subtopic 835-30) – Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting)." As the guidance in Update 2015-03 (discussed above) does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements, Update 2015-15 clarifies that such debt issuance costs may be deferred and presented as an asset and subsequently amortized ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The amendments in this update are effective for financial statements issued with fiscal years beginning after December 15, 2015, including interim periods within that reporting period. The Partnership will continue to classify loan origination costs related to the line of credit as an asset and amortize ratably. The adoption of this ASU did not have a material impact on our financial statements.

FASB ASU No. 2015-16. In August 2015, the FASB issued ASU No. 2015-16 "Business Combinations (Topic 805) – Simplifying the Accounting for Measurement-Period Adjustments." This update requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Additionally, this update requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Finally, this update requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this update are effective for financial statements issued with fiscal years beginning after December 15, 2015, including interim periods within that reporting period. We do not anticipate that the adoption of this ASU will have a material impact on our financial statements.

FASB ASU No. 2015-17. In November 2015, the FASB issued ASU No. 2015-17 "Income Taxes (Topic 740) – Balance Sheet Classification of Deferred Taxes." This ASU requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. We adopted and applied this standard to our consolidated financial statements for the years ended December 31, 2015 and 2014. The adoption of this ASU did not have a material impact on our financial statements.

FASB ASU No. 2016-01. In January 2016, the FASB issued ASU No. 2016-01 "Financial Instruments—Overall (ASU 2016-01) – Recognition and Measurement of Financial Assets and Financial Liabilities," which institutes a number of modifications to the reporting of financial assets and liabilities. These modifications include (a) measurement of non-equity method assets and liabilities at fair value, with changes to fair value recognized through net income, (b) performance of qualitative impairment assessments of equity investments without readily determinable fair values at each reporting period, (c) elimination of the requirement to disclose methods and significant assumptions used in calculating the fair value of financial instruments measured at amortized cost, (d) measurement of the fair value of financial instruments measured at amortized cost using the exit price notion consistent with Topic 820, Fair Value Measurement, (e) separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk, (f) separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and (g) evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. This ASU is effective for financial statements issued with fiscal years beginning after December 15, 2017, including interim periods within that reporting period. We do not anticipate that the adoption of this ASU will have a material impact on our financial statements.

FASB ASU No. 2016-02. In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842)” which amends the FASB Accounting Standards Codification and creates Topic 842, Leases. This Topic requires Balance Sheet recognition of lease assets and lease liabilities for leases classified as operating leases under previous GAAP, excluding short-term leases of 12 months or less. This ASU is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the effect that the updated standard will have on our financial statements.

3.	Change in Accounting Principles

Pursuant to the adoption of ASU 2015-03, "Interest - Imputation of Interest - (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs," we retrospectively presented debt issuance costs as a direct deduction from the debt liability rather than as an asset in the Consolidated Balance Sheets. There was no impact on prior years presented as there were no debt issuance costs as of December 31, 2014. As of December 31, 2015, $18.4 million of debt issuance costs are deducted from long-term debt (see Note 11).

Pursuant to the adoption of ASU 2015-17, "Income Taxes (Topic 740) – Balance Sheet Classification of Deferred Taxes," we retrospectively classified deferred tax assets and liabilities as noncurrent in the Consolidated Balance Sheets. Deferred tax assets of $15.7 million were reclassified from other current assets to deferred tax liability as of December 31, 2014.

4.	Mergers and Acquisitions

ETP Merger

As a result of the ETP Merger, we became a consolidated entity of ETP and applied “push down” accounting that required our assets and liabilities to be adjusted to fair value as of August 29, 2014, the date of the merger. Due to the application of “push down” accounting, our consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the ETP Merger are identified as “Predecessor” and the period after the ETP Merger is identified as “Successor”. For accounting purposes, management has designated the ETP Merger date as August 31, 2014, as the operating results and change in financial position for the intervening period is not material.

Management, with the assistance of a third party valuation firm, has determined the fair value of our assets and liabilities as of August 31, 2014. We determined the value of goodwill by giving consideration to the following qualitative factors:

•	synergies created from a reduction in workforce;
•	synergies created through increased fuel purchasing advantages, merchandising and improved “buying power” reflecting economies of scale; and
•

the consideration of the highest and best use of the assets through discussion amongst the management group, the qualitative characteristics of the assets acquired, observations from past transactions within the industry regarding the use of assets subsequent to the respective acquisitions, and senior management’s future plans for the assets acquired and the related forecasts.

Our identifiable intangible assets consist primarily of dealer relationships, the fair value of which were determined by applying a discounted cash flow approach which was adjusted for customer attrition assumptions and projected market conditions. The amount of goodwill recorded represents the excess of our enterprise value over the fair value of our assets and liabilities.

The following table summarizes the final “push down” accounting allocation to our assets and liabilities as of the date presented (in thousands):

August 31, 2014
Current assets	$171,434
Property and equipment	272,930
Goodwill	590,042
Intangible assets	70,473
Other noncurrent assets	811
Current liabilities	(154,617)
Other noncurrent liabilities	(255,289)
Net assets	$695,784

Acquisitions

MACS Acquisition

On October 1, 2014, we acquired 100% of the membership interests of MACS from ETP for a total consideration of approximately $768.0 million, subject to certain working capital adjustments (the “MACS acquisition”). The consideration paid consisted of 3,983,540 newly issued common units representing limited partnership interests in the Partnership and $566.0 million in cash. We initially financed the cash portion of the MACS acquisition by utilizing availability under the 2014 Revolver (as defined below). A portion of the 2014 Revolver borrowing was repaid during the fourth quarter of 2014, using cash from proceeds of an equity offering. MACS has been determined to be the primary beneficiary of certain VIEs, and therefore the Partnership consolidates these VIEs.

The assets owned by MACS include approximately 100 company-operated retail convenience stores and 200 dealer-operated and consignment sites that were previously acquired by ETP. The combined portfolio includes locations in Virginia, Maryland, Tennessee and Georgia. This was the first transaction completed in a series of previously announced drop-down plans by which ETP intended to transfer its retail and fuel distribution businesses to the Partnership. The acquisition was accounted for as a transaction between entities under common control. Specifically, the Partnership recognized the acquired assets and assumed liabilities at their respective carrying values and no additional goodwill was created. The Partnership’s results of operations include MACS’ results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of MACS from August 31, 2014.

Included in our Successor results of operations for the period September 1, 2014 through December 31, 2014 is $509.3 million and $31.9 million of revenue and net income, respectively, related to the acquisition of MACS.

The following table summarizes the recording of the assets and liabilities at their respective carrying values as of the date presented (in thousands):

August 31, 2014
Current assets	$96,749
Property and equipment	463,772
Goodwill	118,610
Intangible assets	90,676
Other noncurrent assets	48,913
Current liabilities	(45,151)
Other noncurrent liabilities	(186,661)
Net assets	586,908
Net deemed contribution	(21,095)
Cash acquired	(60,798)
Total cash consideration, net of cash acquired	$505,015

Goodwill acquired in connection with the MACS acquisition is deductible for tax purposes.

Aloha Acquisition

On December 16, 2014, we completed the acquisition of 100% of the stock of Aloha, the largest independent gasoline marketer and one of the largest convenience store operators in Hawaii, with an extensive wholesale fuel distribution network and six fuel storage terminals on the islands (the “Aloha Acquisition”). Aloha markets through approximately 100 Aloha, Shell, and Mahalo branded fuel stations throughout the state, 50 of which are company operated. The adjusted purchase price for Aloha was approximately $267.1 million in cash, subject to a post-closing earn-out we have estimated at $18.3 million, and certain post-closing adjustments, and before transaction costs and other expenses totaling $2.8 million. As of December 31, 2015, we have recorded on our Consolidated Balance Sheet under other non-current liabilities the $18.3 million contingent consideration, which we based on the internal evaluation of the earnings level that Aloha is expected to achieve during the earnout period of December 16, 2014 through December 31, 2022. Approximately $14.1 million of the cash consideration was placed in an escrow account to satisfy indemnification obligations of the seller and certain environmental claims, pursuant to the terms of the purchase agreement. Included in our Successor results of operations for the period December 16, 2014 through December 31, 2014 is $24.7 million and $0.7 million of revenue and net income, respectively, related to the acquisition of Aloha.

Management, with the assistance of a third party valuation firm, determined the fair value of the assets and liabilities at the date of the Aloha Acquisition. We determined the value of goodwill by giving consideration to the following qualitative factors:

•	synergies created through increased fuel purchasing advantages, merchandising and improved “buying power” reflecting economies of scale;
•	strategic advantages of Aloha due to its particular assets;
•	Aloha’s history;
•	the nature of Aloha’s products and services and its competitive position in the marketplaces; and
•	Aloha’s competitors in the geographically isolated market.

As a result of the finalization of the purchase price allocation during 2015, an adjustment of $49.2 million was made to reduce the amount of goodwill related to the Aloha Acquisition and increase property and equipment and intangible assets offset by an increase in deferred tax liability.

The following table summarizes the final allocation of the assets and liabilities as of the date presented (in thousands):

December 16, 2014
Current assets	$67,012
Property and equipment	127,916
Goodwill	105,615
Intangible assets	74,706
Other noncurrent assets	732
Current liabilities	(20,127)
Other noncurrent liabilities	(70,465)
Total consideration	285,389
Cash acquired	(30,597)
Contingent consideration	(18,300)
Total cash consideration, net of cash acquired and contingent consideration	$236,492

The Aloha Acquisition was a stock purchase transaction. It is being treated as such for tax purposes and any resulting goodwill is not deductible for tax purposes.

Sunoco LLC and Sunoco Retail LLC Acquisitions

On April 1, 2015, we acquired a 31.58% membership interest and 50.1% voting interest in Sunoco LLC from ETP Retail Holdings, LLC (“ETP Retail”), an indirect wholly-owned subsidiary of ETP, for total consideration of approximately $775.0 million in cash (the “Sunoco Cash Consideration”) and $40.8 million in common units representing limited partner interests of the Partnership, based on the five day volume weighted average price of the Partnership’s common units as of March 20, 2015 (the “Sunoco LLC Acquisition”). The Sunoco Cash Consideration was financed through issuance by the Partnership and its wholly-owned subsidiary, Sunoco Finance Corp. (“SUN Finance”) of 6.375% Senior Notes due 2023 on April 1, 2015. The common units issued to ETP Retail were issued and sold in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Sunoco LLC Contribution Agreement, ETP guaranteed all of the obligations of ETP Retail.

On November 15, 2015, we entered into a Contribution Agreement (the “ETP Dropdown Contribution Agreement”) with Sunoco LLC, Sunoco, Inc., ETP Retail, our General Partner and ETP. Pursuant to the terms of the ETP Dropdown Contribution Agreement, we agreed to acquire from ETP Retail, effective January 1, 2016, (a) 100% of the issued and outstanding membership interests of Sunoco Retail, an entity that was formed by Sunoco, Inc. (R&M), an indirect wholly-owned subsidiary of Sunoco, Inc., prior to the closing of the ETP Dropdown Contribution Agreement, and (b) 68.42% of the issued and outstanding membership interests of Sunoco LLC (the “ETP Dropdown”). Pursuant to the terms of the ETP Dropdown Contribution Agreement, ETP agreed to guarantee all of the obligations of ETP Retail.

Immediately prior to the closing of the ETP Dropdown, Sunoco Retail owned all of the retail assets previously owned by Sunoco, Inc. (R&M), the ethanol plant located in Fulton, NY, 100% of the issued and outstanding membership interests in Sunmarks, LLC, and all the retail assets previously owned by Atlantic Refining & Marketing Corp., a wholly-owned subsidiary of Sunoco, Inc.

Subject to the terms and conditions of the ETP Dropdown Contribution Agreement, at the closing of the ETP Dropdown, we paid to ETP Retail approximately $2.2 billion in cash on March 31, 2016, which included working capital adjustments, and issued to ETP Retail 5,710,922 common units representing limited partner interests in the Partnership (the “ETP Dropdown Unit Consideration”). The ETP Dropdown Unit Consideration was issued in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act.

The acquisitions of Sunoco LLC and Sunoco Retail were accounted for as transactions between entities under common control. Specifically, the Partnership recognized acquired assets and assumed liabilities at their respective carrying values with no goodwill created. The Partnership’s results of operations include Sunoco LLC’s and Sunoco Retail’s results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of Sunoco LLC and Sunoco Retail from August 31, 2014. Accordingly, the Partnership retrospectively adjusted its Consolidated Statement of Operations and Comprehensive Income to include $2.4 billion of Sunoco LLC revenues and $24.5 million of net income for the three months ended March 31, 2015, $1.5 billion of Sunoco Retail revenues and $10.5 million of net income for the twelve months ended December 31, 2015 as well as $5.5 billion of Sunoco LLC and Sunoco Retail revenues and $73.1 million of net loss for the period from September 1, 2014 through December 31, 2014. The equity of Sunoco LLC and Sunoco Retail is presented as predecessor equity in our consolidated financial statements.

The following table summarizes the recording of the assets and liabilities at their respective carrying values as of August 31, 2014, (in thousands):

	Sunoco LLC	Sunoco Retail	Total
Current assets	$1,107,007	$328,928	$1,435,935
Property and equipment	384,100	709,793	1,093,893
Goodwill	—	1,289,398	1,289,398
Intangible assets	182,477	293,928	476,405
Other noncurrent assets	2,238	—	2,238
Current liabilities	(641,400)	(146,368)	(787,768)
Other noncurrent liabilities	(7,293)	(339,536)	(346,829)
Net assets	$1,027,129	$2,136,143	3,163,272
Net deemed contribution			(188,272)
Cash acquired			(24,276)
Total cash consideration, net of cash acquired (1)			$2,950,724

(1)	Total cash consideration, net of cash acquired, includes $775.0 million paid on April 1, 2015 and $2.2 billion paid on March 31, 2016.

Susser Acquisition

On July 31, 2015, we acquired 100% of the issued and outstanding shares of capital stock of Susser (the “Susser Acquisition”) from Heritage Holdings, Inc., a wholly-owned subsidiary of ETP (“HHI”) and ETP Holdco Corporation, a wholly-owned subsidiary of ETP (“ETP Holdco” and together with HHI, the “Contributors”), for total consideration of approximately $966.9 million in cash (the “Susser Cash Consideration”), subject to certain post-closing working capital adjustments, and issued to the Contributors 21,978,980 Class B Units representing limited partner interests of the Partnership (“Class B Units”). The Class B Units were identical to the common units in all respects, except such Class B Units were not entitled to distributions payable with respect to the second quarter of 2015. The Class B Units converted, on a one-for-one basis, into common units on August 19, 2015.

Pursuant to the terms of the Contribution Agreement dated as of July 14, 2015 among Susser, HHI, ETP Holdco, our General Partner, and ETP (the “Susser Contribution Agreement”), (i) Susser caused its wholly-owned subsidiary to exchange its 79,308 common units for 79,308 Class A Units representing limited partner interests in the Partnership (“Class A Units”) and (ii) the 10,939,436 subordinated units held by wholly-owned subsidiaries of Susser were converted into 10,939,436 Class A Units. The Class A Units were entitled to receive distributions on a pro rata basis with the common units, except that the Class A Units (a) did not share in distributions of cash to the extent such cash was derived from or attributable to any distribution received by the Partnership from PropCo, the Partnership’s indirect wholly-owned subsidiary, the proceeds of any sale of the membership interests of PropCo, or any interest or principal payments received by the Partnership with respect to indebtedness of PropCo or its subsidiaries and (b) were subordinated to the common units during the subordination period for the subordinated units and were not entitled to receive any distributions until holders of the common units received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters.

In addition, the Partnership issued 79,308 common units and 10,939,436 subordinated units to the Contributors (together with the Class B Units, the “Susser Unit Consideration”) to restore the economic benefit of common units and subordinated units held by wholly-owned subsidiaries of Susser that were exchanged or converted, as applicable, into Class A Units. The Susser Unit Consideration was issued and sold to the Contributors in private transactions exempt from registration under Section 4(a)(2) of the Securities Act. Pursuant to the terms of the Susser Contribution Agreement, ETP guaranteed all then existing obligations of the Contributors.

The Susser Acquisition was accounted for as a transaction between entities under common control. Specifically, the Partnership recognized acquired assets and assumed liabilities at their respective carrying values with no additional goodwill created. The Partnership’s results of operations include Susser’s results of operations beginning September 1, 2014, the date of common control. As a result, the Partnership retrospectively adjusted its financial statements to include the balances and operations of Susser from August 31, 2014. Accordingly, the Partnership retrospectively adjusted its Consolidated Statement of Operations and Comprehensive Income to include $2.6 billion of Susser revenues and $18.1 million of net income for the period from January 1, 2015 through July 31, 2015 as well as $741.9 million of Susser revenues and $15.2 million of net loss for the period from September 1, 2014 through December 31, 2014. Pre-Susser acquisition equity of Susser is presented as predecessor equity in our consolidated financial statements.

The following table summarizes the final recording of the assets and liabilities at their respective carrying values as of the date presented, (in thousands):

August 31, 2014
Current assets	$217,244
Property and equipment	983,900
Goodwill	976,631
Intangible assets	541,054
Other noncurrent assets	38,216
Current liabilities	(246,009)
Other noncurrent liabilities	(842,310)
Net assets	1,668,726
Net deemed contribution	(701,871)
Cash acquired	(63,801)
Total cash consideration, net of cash acquired	$903,054

Other Acquisitions

On August 10, 2015, we acquired 27 convenience stores in the Upper Rio Grande Valley from Aziz Convenience Stores, L.L.C. (“Aziz”) for $41.6 million. Management allocated the total purchase consideration to assets acquired based on the preliminary estimate of their respective fair values at the purchase date. Management is reviewing the valuation and confirming the results to determine the final purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future. The acquisition preliminarily increased goodwill by $4.3 million.

On December 16, 2015, we acquired a wholesale motor fuel distribution business serving the Northeastern United States from Alta East, Inc. (“Alta East”) for approximately $57.1 million plus the value of inventory on hand at closing (the “Alta East acquisition”). As part of the Alta East acquisition, we also acquired a total of 32 fee and leased properties, including 30 properties operated by third party dealers or commission agents and two non-operating surplus locations. The Alta East acquisition also included supply contracts with the dealer-owned and operated sites. The Alta East acquisition was funded using amounts available under our revolving credit facility with the total purchase consideration allocated to the assets acquired based on the preliminary estimate of their respective fair values at the purchase date. Management is reviewing the valuation and confirming the results to determine the final purchase price allocation. As a result, material adjustments to this preliminary allocation may occur in the future. The acquisition preliminarily increased goodwill by $16.6 million.

Additional acquisitions by the Partnership during 2015 totaled $24.6 million in consideration paid and preliminarily increased goodwill by $10.1 million. Management is reviewing the valuations and confirming the results to determine the final purchase price allocations. As a result, material adjustments to these preliminary allocations may occur in the future.

Pro Forma Financial Information

The unaudited financial information in the table below summarizes the combined results of our operations and those of Susser, Sunoco LLC, Sunoco Retail, MACS, and Aloha on a pro forma basis, as though all entities had been acquired on January 1, 2014. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved. The pro forma adjustments include the effect of purchase accounting adjustments, interest expense, and related tax effects, among others (in thousands):

Unaudited Pro Forma
Susser, Sunoco LLC, Sunoco Retail, MACS, and Aloha
Twelve Months Ended
December 31, 2014
Revenues	$26,275,559
Net income attributable to partners	$87,864

5.	Variable Interest Entities

MACS entered into agreements with entities controlled by the Uphoff Unitholders (members of MACS Holdings, LLC, owner of MACS prior to the acquisition by ETP) to lease the property, buildings and improvements of 37 sites that are now operated by the Partnership. Under the terms of the agreement, the Partnership had the right to purchase the underlying assets of 33 of these leases. Because of the variable interest purchase option as well as the terms of the leases, the Partnership was determined to be the primary beneficiary of these VIEs, and therefore we consolidated these entities prior to exercising our right to purchase. In determining whether the Partnership is the primary beneficiary, we took into consideration the following:

•	Identified the significant activities and the parties that have the power to direct them;
•	Reviewed the governing board composition and participation ratio;
•	Determined the equity, profit and loss ratio;
•	Determined the management-sharing ratio;
•	Reviewed employment terms; and
•	Reviewed the funding and operating agreements.

On December 23, 2015, we completed the acquisition of underlying assets at the 33 locations subject to rights of purchase for $53.7 million, including payment of associated mortgage debt of $44.3 million. This transaction terminated separate consolidation of the VIEs, with the purchased assets continuing to be included in our consolidated financial statements.

Assets and liabilities of the VIEs, included in the December 31, 2014 Consolidated Balance Sheet, consisted of the following:

December 31, 2014
(in thousands)
Receivables from affiliates	$3,484
Property, plant and equipment, net	$45,340
Other noncurrent assets	$3,665
Accounts payable and accrued liabilities	$490
Long-term debt, including current maturities of $8,422	$56,452
Other noncurrent liabilities	$1,190

6.	Accounts Receivable

Accounts receivable, excluding receivables from affiliates, consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Accounts receivable, trade	$160,783	$195,781
Credit card receivables	98,484	81,888
Vendor receivables for rebates, branding, and other	14,561	16,536
Other receivables	38,381	14,033
Allowance for doubtful accounts	(3,924)	(3,982)
Accounts receivable, net	$308,285	$304,256

Accounts receivable from affiliates are $8.1 million and $4.9 million as of December 31, 2015 and 2014, respectively. For additional information regarding our affiliated receivables, see Note 12.

An allowance for doubtful accounts is provided based on management’s evaluation of outstanding accounts receivable. Following is a summary of the valuation accounts related to accounts and notes receivable:

	Balance at Beginning of Period	Additions Charged to Expense	Amounts Written Off, Net of Recoveries	Acquired through Business Acquisitions	Balance at End of Period
	(in thousands)
Allowance for doubtful accounts:
Predecessor:
Balance at December 31, 2013	$103	$360	$140	$—	$323
Balance at August 31, 2014	$323	$270	$72	$—	$521
Successor:
Balance at December 31, 2014	$521	$360	$321	$3,422	$3,982
Balance at December 31, 2015	$3,982	$716	$774	$—	$3,924

7.	Inventories

Effective September 1, 2014, we adopted the LIFO inventory method for fuel inventory, to align our accounting policy with that of ETP. The preliminary impact of this change was an increase of $0.8 million to fuel inventory in September 2014, with a corresponding decrease to cost of sales. As the LIFO method is only permitted to be applied to year-end inventory levels, we recorded an additional adjustment to increase fuel inventory by $7.2 million in December 2014, with a corresponding decrease to cost of sales. Due to changes in fuel prices, we recorded write-downs of $98.3 million and $205.3 million for fuel inventory at December 2015 and 2014, respectively.

Inventories consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Fuel-retail	$42,779	$46,195
Fuel-other wholesale	283,021	302,675
Fuel-consignment	3,801	7,337
Merchandise	116,694	113,774
Equipment and maintenance spare parts	13,162	13,520
Other	7,834	7,802
Inventories, net	$467,291	$491,303

8.	Property and Equipment

Property and equipment consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Land	$1,032,017	$865,424
Buildings and leasehold improvements	1,150,701	975,432
Equipment	1,214,328	1,016,631
Construction in progress	97,412	163,090
Total property and equipment	3,494,458	3,020,577
Less: accumulated depreciation	339,632	221,247
Property and equipment, net	$3,154,826	$2,799,330

Depreciation expense on property and equipment was $225.5 million and $68.1 million and for the Successor twelve month period ending December 31, 2015 and the period September 1, 2014 through December 31, 2014, respectively. Depreciation expense for the Predecessor period January 1, 2014 through August 31, 2014 and the twelve month period ending December 31, 2013 was $7.6 million and $5.3 million, respectively.

9.	Goodwill and Intangible Assets

Goodwill

The following table reflects goodwill balances and activity for the years ended December 31, 2015 and 2014:

	Segment
	Wholesale	Retail	Consolidated
	(in thousands)
Balance at December 31, 2013 (Predecessor)	$22,823	$—	$22,823
Goodwill related to Susser predecessor	—	254,285	254,285
Goodwill related to Sunoco Retail predecessor	—	1,289,398	1,289,398
Goodwill related to ETP "push down" accounting, net of previously recognized goodwill	584,073	718,851	1,302,924
Goodwill related to MACS acquisition	57,776	60,833	118,609
Goodwill related to Aloha acquisition	59,446	95,361	154,807
Goodwill related to other acquisition	—	988	988
Balance at December 31, 2014 (Successor)	724,118	2,419,716	3,143,834
Goodwill related to ETP "push down" accounting, net of previously recognized goodwill	—	(14,346)	(14,346)
Goodwill related to Aloha acquisition	(54,377)	5,185	(49,192)
Goodwill related to Alta East acquisition	16,599	—	16,599
Goodwill related to other acquisitions	—	14,367	14,367
Balance at December 31, 2015 (Successor)	$686,340	$2,424,922	$3,111,262

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to the assets acquired and liabilities assumed in a business combination. During 2015, we continued our evaluation of the Aloha purchase accounting with the assistance of a third party valuation firm. An adjustment related to the Aloha acquisition of $49.2 million was made to reduce goodwill and increase tangible and intangible assets, offset by an increase in deferred tax liability.

During the year ended December 31, 2015, in connection with the finalization of the ETP Merger valuation, an adjustment of $14.3 million was made to reduce goodwill and deferred tax liability, and increase property and equipment.

We also recorded goodwill in conjunction with other acquisitions as discussed in Note 4. Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be adjusted when the purchase price allocation is finalized. In accordance with ASC 350-20-35 “Goodwill - Subsequent Measurements,” during the fourth quarter of 2015, we performed an impairment test of our goodwill and determined that there was no impairment of these assets.

Other Intangibles

The Partnership has indefinite-lived intangible assets recorded that are not amortized. These indefinite-lived assets consist of tradenames, franchise rights, contractual rights, and liquor licenses. Tradenames, franchise rights, and liquor licenses relate to our retail segment while contractual rights relate to our wholesale segment.

In accordance with ASC 350 “Intangibles-Goodwill and Other,” the Partnership has finite-lived intangible assets recorded that are amortized. The finite-lived assets consist of supply agreements, customer relations, favorable leasehold arrangements, non-competes, and loan origination costs, all of which are amortized over the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Partnership’s future cash flows. Customer relations and supply agreements will be amortized over a weighted average period of approximately 11 years. Favorable leasehold arrangements will be amortized over a weighted average period of approximately 12 years. Non-competition agreements will be amortized over a weighted average period of approximately 2 years. Loan origination costs will be amortized over a weighted average period of approximately 4 years as an increase to interest expense.

Prior to December 31, 2014, our Stripes and Laredo Taco Company tradenames were amortized over 30 years. As of January 1, 2015, management deemed the Stripes and Laredo Taco Company tradenames to be indefinite-lived assets and ceased amortization. The indefinite-lived designation was retrospectively applied to presentation beginning on September 1, 2014.

We evaluate the estimated benefit periods and recoverability of other intangible assets when facts and circumstances indicate that the lives may not be appropriate and/or the carrying values of the assets may not be recoverable. If the carrying value is not recoverable, impairment is measured as the amount by which the carrying value exceeds estimated fair value.

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 31, 2015 and 2014:

	December 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(in thousands)
Indefinite-lived
Tradenames	$784,058	$6,508	$777,550	$789,937	$6,508	$783,429
Franchise rights	—	—	—	329	—	329
Contractual rights	33,850	—	33,850	—	—	—
Liquor licenses	16,000	—	16,000	16,000	—	16,000
Finite-lived
Customer relations including supply agreements	551,033	150,101	400,932	457,556	105,556	352,000
Favorable leasehold arrangements, net	22,863	1,188	21,675	25,531	1,158	24,373
Loan origination costs	9,358	2,172	7,186	7,611	381	7,230
Other intangibles	3,675	1,428	2,247	4,604	728	3,876
Intangible assets, net	$1,420,837	$161,397	$1,259,440	$1,301,568	$114,331	$1,187,237

Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion for the Successor twelve month period ended December 31, 2015 and the period September 1, 2014 through December 31, 2014, was $52.8 million and

$18.1 million, respectively, and was $2.9 million and $3.4 million for the Predecessor period January 1, 2014 through August 31, 2014 and the twelve month period ended December 31, 2013, respectively.

The following table presents the Partnership’s estimate of amortization includable in amortization expense and interest expense for each of the five succeeding fiscal years and thereafter for finite-lived intangibles as of December 31, 2015 (in thousands):

	Amortization	Interest
2016	$47,714	$1,925
2017	47,312	1,925
2018	46,821	1,925
2019	46,421	1,411
2020	45,553	—
Thereafter	191,033	—

10.	Accrued Expenses and Other Current Liabilities

Current accrued expenses and other current liabilities consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Wage and other employee-related accrued expenses	$26,019	$31,050
Franchise agreement termination accrual	4,399	4,579
Accrued tax expense	102,473	170,137
Accrued insurance	32,716	16,319
Accrued environmental	7,600	11,972
Accrued interest expense	28,494	1,583
Deposits and other	106,238	107,031
Total	$307,939	$342,671

11.	Long-Term Debt

Long-term debt consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Sale leaseback financing obligation	$121,992	$126,643
Senior term loan on Uphoff properties ("VIE Debt", see Note 5)	—	56,452
2014 Revolver, bearing interest at Prime or LIBOR plus an applicable margin	450,000	683,378
6.375% Senior Notes Due 2023	800,000	—
5.500% Senior Notes Due 2020	600,000	—
Notes payable, bearing interest at 6% and 4%	3,525	3,552
Capital lease obligations	7	494
Note payable, bearing interest at 7%	443	457
Promissory note with ETP	—	235,000
Total debt	1,975,967	1,105,976
Less: current maturities	5,084	13,772
Less: debt issuance costs	18,352	—
Long-term debt, net of current maturities	$1,952,531	$1,092,204

At December 31, 2015, scheduled future debt principal maturities were as follows (in thousands):

2016	$5,084
2017	7,809
2018	5,053
2019	455,318
2020	605,598
Thereafter	897,105
Total	$1,975,967

5.500% Senior Notes Due 2020

On July 20, 2015, we and our wholly-owned subsidiary, SUN Finance (together with the Partnership, the “2020 Issuers”), completed a private offering of $600.0 million 5.500% senior notes due 2020 (the “2020 Senior Notes”). The terms of the 2020 Senior Notes are governed by an indenture dated July 20, 2015 (the “2020 Indenture”), among the 2020 Issuers, our General Partner, and certain other subsidiaries of the Partnership (the “2020 Guarantors”) and U.S. Bank National Association, as trustee (the “2020 Trustee”). The 2020 Senior Notes will mature on August 1, 2020 and interest is payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2016. The 2020 Senior Notes are senior obligations of the 2020 Issuers and are guaranteed on a senior basis by all of the Partnership’s existing subsidiaries. The 2020 Senior Notes and guarantees are unsecured and rank equally with all of the 2020 Issuers’ and each 2020 Guarantor’s existing and future senior obligations. The 2020 Senior Notes are senior in right of payment to any of the 2020 Issuers’ and each 2020 Guarantor’s future obligations that are, by their terms, expressly subordinated in right of payment to the 2020 Senior Notes and guarantees. The 2020 Senior Notes and guarantees are effectively subordinated to the 2020 Issuers’ and each 2020 Guarantor’s secured obligations, including obligations under the Partnership’s revolving credit facility, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the 2020 Senior Notes.

Net proceeds of $592.5 million were used to fund a portion of the Susser Cash Consideration.

6.375% Senior Notes Due 2023

On April 1, 2015, we and our wholly-owned subsidiary, SUN Finance (together with the Partnership, the “2023 Issuers”), completed a private offering of $800.0 million 6.375% senior notes due 2023 (the “2023 Senior Notes”). The terms of the 2023 Senior Notes are governed by an indenture dated April 1, 2015 (the “2023 Indenture”), among the 2023 Issuers, our General Partner, and certain other subsidiaries of the Partnership (the “2023 Guarantors”) and U.S. Bank National Association, as trustee (the “2023 Trustee”). The 2023 Senior Notes will mature on April 1, 2023 and interest is payable semi-annually on April 1 and October 1 of each year, commencing October 1, 2015. The 2023 Senior Notes are senior obligations of the 2023 Issuers and are guaranteed on a senior basis by all of the Partnership’s existing subsidiaries. The 2023 Senior Notes and guarantees are unsecured and rank equally with all of the 2023 Issuers’ and each 2023 Guarantor’s existing and future senior obligations. The 2023 Senior Notes are senior in right of payment to any of the 2023 Issuers’ and each 2023 Guarantor’s future obligations that are, by their terms, expressly subordinated in right of payment to the 2023 Senior Notes and guarantees. The 2023 Senior Notes and guarantees are effectively subordinated to the 2023 Issuers’ and each 2023 Guarantor’s secured obligations, including obligations under the Partnership’s revolving credit facility, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the 2023 Senior Notes. ETP Retail provided a guarantee of collection to the 2023 Issuers with respect to the payment of the principal amount of the 2023 Senior Notes. ETP Retail is not subject to any of the covenants under the 2023 Indenture.

In connection with our issuance of the 2023 Senior Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed to complete an offer to exchange the 2023 Senior Notes for an issue of registered notes with terms substantially identical to the 2023 Senior Notes on or before April 1, 2016 (the “Target Date”). We have not completed this exchange offer and, as a result, we are required to pay each holder of 2023 Senior Notes liquidated damages in the form of additional interest equal to 0.25% per annum of the principal amount of 2023 Senior Notes held by such holder, with respect to the first 90 days after the Target Date (which rate will be increased by an additional 0.25% per annum for each subsequent 90 day period that such liquidated damages continue to accrue), in each case until the exchange offer is completed; provided, however, that at no time will the amount of liquidated damages accruing exceed in the aggregate 1.00% per annum.

Net proceeds of $786.5 million were used to fund the Sunoco Cash Consideration and repay borrowings under our 2014 Revolver (as defined below).

Revolving Credit Agreement

On September 25, 2014, we entered into a new $1.25 billion revolving credit facility (the “2014 Revolver”) with a syndicate of banks expiring September 25, 2019 (which date may be extended in accordance with the terms of the 2014 Revolver). The 2014 Revolver includes an accordion feature providing flexibility to increase the facility by an additional $250 million, subject to certain conditions. Borrowings under the 2014 Revolver were used to repay and cancel the $400 million revolving credit facility (the “2012 Revolver”) entered into in connection with the IPO. Effective April 8, 2015, in connection with the Sunoco LLC Acquisition, we entered into a Specified Acquisition Period (as defined in the 2014 Revolver) in which our leverage ratio compliance requirements were adjusted upward. Such Specified Acquisition Period ended on August 19, 2015 and concurrently in connection with the Susser Acquisition, we entered into a new Specified Acquisition Period.

Borrowings under the 2014 Revolver bear interest at a base rate (a rate based off of the higher of (a) the Federal Funds Rate (as defined therein) plus 0.50%, (b) Bank of America’s prime rate or (c) one-month LIBOR (as defined therein) plus 1.00%) or LIBOR, in each case plus an applicable margin ranging from 1.50% to 2.50%, in the case of a LIBOR loan, or from 0.50% to 1.50%, in the case of a base rate loan (determined with reference to the Partnership’s Leverage Ratio (as defined therein)). Upon the first achievement by the Partnership of an investment grade credit rating, the applicable margin will decrease to a range of 1.125% to 2.0%, in the case of a LIBOR loan, or from 0.125% to 1.00%, in the case of a base rate loan (determined with reference to the credit rating for the Partnership’s senior, unsecured, non-credit enhanced long-term debt). Interest is payable quarterly if the base rate applies, at the end of the applicable interest period if LIBOR applies and at the end of the month if daily floating LIBOR applies. In addition, the unused portion of the 2014 Revolver is subject to a commitment fee ranging from 0.250% to 0.350%, based on the Partnership’s Leverage Ratio (as defined therein). Upon the first achievement by the Partnership of an investment grade credit rating, the commitment fee will decrease to a range of 0.125% to 0.275%, based on the Partnership’s credit rating as described above.

The 2014 Revolver requires the Partnership to maintain a Leverage Ratio of not more than 5.50 to 1.00. The maximum Leverage Ratio is subject to upwards adjustment of not more than 6.00 to 1.00 for a period not to exceed three fiscal quarters in the event the Partnership engages in an acquisition of assets, equity interests, (as defined therein) operating lines or divisions by the Partnership, a subsidiary, (as defined therein) an unrestricted subsidiary (as defined therein) or a joint venture for a purchase price of not less than $50 million. Effective October 7, 2014 in connection with the acquisition of MACS, we entered into a Specified Acquisition period in which our leverage ratio compliance requirements were adjusted upward. Such Specified Acquisition Period ended on April 8, 2015, and concurrently in connection with the Sunoco LLC acquisition, we entered into a new Specified Acquisition Period. This Specified Acquisition Period likewise ended in turn and was concurrently replaced on August 19, 2015, in connection with the Susser acquisition. Indebtedness under the 2014 Revolver is secured by a security interest in, among other things, all of the Partnership’s present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries (or 66% of the capital stock of material foreign subsidiaries), and any intercompany debt. Upon the first achievement by the Partnership of an investment grade credit rating, all security interests securing the 2014 Revolver will be released.

On April 10, 2015, the Partnership entered into a First Amendment to Credit Agreement and Increase Agreement (the “First Amendment”) with the lenders party thereto and Bank of America, N.A. in its capacity as administrative agent and collateral agent, pursuant to which the lenders thereto severally agreed to (i) provide $250 million in aggregate incremental commitments under the Partnership’s 2014 Revolver and (ii) make certain amendments to the 2014 Revolver as described in the First Amendment. After giving effect to the First Amendment, the 2014 Revolver permits the Partnership to borrow up to $1.5 billion on a revolving credit basis.

On December 2, 2015, the Partnership entered into an amendment (the "Amendment") to that certain Credit Agreement, dated as of September 25, 2014 (as amended to date, the "Credit Agreement") with the lenders party thereto and Bank of America, N.A., in its capacity as a letter of credit issuer, as swing line lender, and as administrative agent. The Amendment amended the Credit Agreement to, among other matters, (a) permit the incurrence of a term loan credit facility in connection with the consummation of the ETP Dropdown, (b) permit such term loan credit facility to be secured on a pari passu basis with the indebtedness incurred under the Credit Agreement (as amended by the Amendment) pursuant to a collateral trust arrangement whereby a financial institution agrees to act as common collateral agent for all pari passu indebtedness and (iii) temporarily increase the maximum leverage ratio permitted under the Credit Agreement (as amended by the Amendment) in connection with the consummation of the ETP Dropdown.

As of December 31, 2015, the balance on the 2014 Revolver was $450.0 million, and $22.5 million in standby letters of credit were outstanding. The unused availability on the 2014 Revolver at December 31, 2015 was $1,027.5 million. The Partnership was in compliance with all financial covenants at December 31, 2015.

Guaranty by Susser of the 2014 Revolver

In 2012, Susser entered into a Guaranty of Collection (the “Guaranty”) in connection with the term loan and the 2012 Revolver, which was transferred to the 2014 Revolver. Pursuant to the Guaranty, Susser guaranteed the collection of the principal amount outstanding under the 2014 Revolver. Susser’s obligation under the Guaranty was limited to $180.7 million. Susser was not required to make payments under the Guaranty unless and until (a) the Partnership failed to make a payment on the 2014 Revolver, (b) the obligations under such facilities were accelerated, (c) all remedies of the applicable lenders to collect the unpaid amounts due under such facilities, whether at law or equity, were exhausted and (d) the applicable lenders failed to collect the full amount owing on such facilities. In addition, Susser entered into a Reimbursement Agreement with PropCo, whereby Susser was obligated to reimburse PropCo for any amounts paid by PropCo under the Guaranty of the 2014 Revolver executed by our subsidiaries. Susser’s exposure under this reimbursement agreement was limited, when aggregated with its obligation under the Guaranty, to $180.7 million. Subsequent to the closing of the Susser acquisition, Susser and its material subsidiaries (as defined by the 2014 Revolver) were joined to the 2014 Revolver as subsidiary guarantors and Susser was released from the Guaranty.

Variable Interest Entity Debt

Our consolidated VIEs (resulting from the MACS acquisition) had a senior term loan (“VIE Debt”), collateralized by certain real and personal properties of the consolidated variable interest entities. We exercised our right of purchase on the VIE during 2015 (refer to Note 5 for details). The VIE Debt bore interest at LIBOR plus 3.75%, with a floor of 4.5%. As of December 31, 2014, the interest rate was 4.5% and the balance outstanding was $34.0 million. The VIE Debt principal and interest were repayable in equal monthly installments over a 20 year period and included the right to prepay all outstanding principal at any time, with a penalty of up to 3.0% depending on the date of repayment.

As of December 31, 2014, the remaining VIE debt of approximately $22.5 million consisted of loans collateralized by equipment and property. The average stated interest rate for these loans was approximately 5.4%.

Sale Leaseback Financing Obligation

On April 4, 2013, MACS completed a sale leaseback transaction with two separate companies for 50 of its dealer operated sites. As MACS did not meet the criteria for sale leaseback accounting, this transaction was accounted for as a financing arrangement over the course of the lease agreement. The obligations mature in varying dates through 2033, require monthly interest and principal payments, and bear interest at 5.125%. The obligation related to this transaction is included in long-term debt and the balance outstanding as of December 31, 2015 was $122.0 million.

Promissory Note with ETP

On August 29, 2014, in connection with the ETP Merger, Susser entered into a promissory note with HHI, providing Susser with a line of credit of up to $350 million, maturing on December 31, 2017. Initial borrowings under the promissory note were used to repay outstanding balances on Susser’s Second Amended and Restated Credit Agreement and to fund miscellaneous closing costs associated with the ETP Merger. Borrowings under the promissory note accrued interest at a rate equal to the three month LIBOR plus 1.5%. Susser paid interest on the unpaid principal balance on the first business day of each month. The promissory note was canceled in connection with the closing of the Susser acquisition with a balance of $255.0 million. As of December 31, 2015, there were no amounts due and outstanding under the promissory note.

Other Debt

On July 8, 2010, we entered into a mortgage note for an aggregate initial borrowing amount of $1.2 million. Pursuant to the terms of the mortgage note, we make monthly installment payments that are comprised of principal and interest through the maturity date of July 1, 2016. The balance outstanding at each December 31, 2014 and 2015 was $1.0 million. The mortgage note bears interest at a fixed rate of 6.0%. The mortgage note is secured by a first priority security interest in a property owned by the Partnership.

In September 2013, we assumed a $3.0 million term loan as part of the acquisition of Gainesville Fuel, Inc. The balance outstanding at December 31, 2014 and 2015 was $2.5 million. The term loan bears interest at a fixed rate of 4.0%.

The estimated fair value of long-term debt is calculated using Level 3 inputs. The fair value of debt as of December 31, 2015, is estimated to be approximately $1.9 billion, based on outstanding balances as of the end of the period using current interest rates for similar securities.

Fair Value Measurements

We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, equipment, intangible assets and goodwill. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs is used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

ASC 820 “Fair Value Measurements and Disclosures” prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Debt or equity securities are classified into the following reporting categories: held-to-maturity, trading or available-for-sale securities. The investments in debt securities, which typically mature in one year or less, are classified as held-to-maturity and valued at amortized cost, which approximates fair value. The fair value of marketable securities is measured using Level 1 inputs. There were none outstanding at December 31, 2014 and 2015.

12.	Related-Party Transactions

Through Sunoco LLC, we are party to the following fee-based commercial agreements with various affiliates of ETP:

•	Philadelphia Energy Solutions Offtake Contract – A 1-year supply agreement with Philadelphia Energy Solutions LLC (“PES”). Sunoco Inc. owns a 33% non-operating noncontrolling interest in PES.
•

Sunoco Logistics Partners L.P. Transportation and Terminalling Contracts – Sunoco LLC is party to various agreements with subsidiaries of Sunoco Logistics Partners L.P. for pipeline, terminalling and storage services. Sunoco LLC also has agreements for the purchase and sale of fuel. Sunoco Logistics Partners L.P. is a consolidated subsidiary of ETP.

We are party to the Susser Distribution Contract, a 10-year agreement under which we are the exclusive distributor of motor fuel at cost (including tax and transportation costs), plus a fixed profit margin of three cents per gallon to Susser’s existing Stripes convenience stores and independently operated consignment locations. This profit margin is eliminated in consolidation from the date of common control, September 1, 2014, and thereafter, in the accompanying Consolidated Statements of Operations and Comprehensive Income.

We are party to the Sunoco Distribution Contract, a 10-year agreement under which Sunoco LLC is the exclusive wholesale distributor of motor fuel to Sunoco Retail’s convenience stores. Pursuant to the agreement, pricing is cost plus a fixed margin of four cents per gallon. This profit margin is eliminated through consolidation from the date of common control, September 1, 2014, and thereafter, in the accompanying Consolidated Statements of Operations and Comprehensive Income.

In connection with the closing of our initial public offering (“IPO”) on September 25, 2012, we also entered into an Omnibus Agreement with Susser (the "Omnibus Agreement"). Pursuant to the Omnibus Agreement, among other things, the Partnership received a three-year option to purchase from Susser up to 75 of Susser's new or recently constructed Stripes convenience stores at Susser's cost and lease the stores back to Susser at a specified rate for a 15-year initial term. The Partnership is the exclusive distributor of motor fuel to such stores for a period of ten years from the date of purchase. We have completed all 75 sale-leaseback transactions under the Omnibus Agreement.

Summary of Transactions

Related party transactions with affiliates for the Successor twelve month period ended December 31, 2015 and the period September 1, 2014 through December 31, 2014 and for the Predecessor period January 1, 2014 through August 31, 2014 and the twelve month period ended December 31, 2013 are as follows (in thousands):

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
Motor fuel sales to affiliates	$20,026	$—	$2,200,394	$2,974,122
Bulk fuel purchases from affiliates	2,449,029	52,474	—	—
Allocated cost of employees	—	—	8,802	11,400
Transportation charges from Susser for delivery of motor fuel	—	—	37,874	49,994
Purchase of stores from Susser	—	—	81,145	104,159

Included in the bulk fuel purchases above are purchases from PES, which constitute 9.7% of our total cost of sales for the year ended December 31, 2015.

Additional significant affiliate activity related to the Consolidated Balance Sheets and Statements of Operations and Comprehensive Income are as follows:

•

Net advances to affiliates were $365.5 million and $597.9 million at December 31, 2015 and December 31, 2014, respectively, which were primarily related to the treasury services agreements between Sunoco LLC and Sunoco Inc. (R&M) and Sunoco Retail LLC and Sunoco Inc. (R&M) which are in place for purposes of cash management.

•	Net accounts receivable from affiliates were $8.1 million and $4.9 million at December 31, 2015 and December 31, 2014, respectively, which are primarily related to motor fuel purchases from us.
•	Net accounts payable to ETP was $15.0 million and $57.0 million as of December 31, 2015 and December 31, 2014, respectively, attributable to operational expenses and fuel pipeline purchases.

13.	Commitments and Contingencies

Leases

The Partnership leases certain convenience store and other properties under non-cancellable operating leases whose initial terms are typically 5 to 20 years, with some having a term of 30 years or more, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease. In addition, certain leases require additional contingent payments based on sales or motor fuel volumes. We typically are responsible for payment of real estate taxes, maintenance expenses and insurance. These properties are either sublet to third parties or used for our convenience store operations.

The components of net rent expense are as follows:

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
	(in thousands)
Cash rent:
Store base rent	$126,517	$35,218	$562	$819
Equipment rent	16,061	5,957	155	175
Total cash rent	142,578	41,175	717	994
Non-cash rent:
Straight-line rent	(1,716)	1,181	12	20
Capital lease offset	(1,011)	(244)	—	—
Net rent expense	$139,851	$42,112	$729	$1,014

Equipment rent consists primarily of store equipment and vehicles. Sublease rental income for the Successor twelve month period ending December 31, 2015 and the period September 1, 2014 through December 31, 2014 was $26.3 million and $7.9 million, respectively and was $0.9 million and $0.6 million for the Successor period January 1, 2014 through August 31, 2014 and the twelve month period ending December 31, 2013.

Future minimum lease payments, excluding sale-leaseback financing obligations (see Note 11), for future fiscal years are as follows (in thousands):

2016	$80,259
2017	76,230
2018	70,663
2019	69,201
2020	68,306
Thereafter	477,214
Total	$841,873

Environmental Remediation

We are subject to various federal, state and local environmental laws and make financial expenditures in order to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention, and cleanup of leaking underground storage tanks (e.g. overfills, spills, and underground storage tank releases).

Federal and state regulations require us to provide and maintain evidence that we are taking financial responsibility for corrective action and compensating third parties in the event of a release from our underground storage tank systems. In order to comply with these requirements, we have historically obtained private insurance in the states in which we operate. These policies provide protection from third-party liability claims. During 2015, our coverage was $10 million per occurrence and in the aggregate. Our sites continue to be covered by these policies.

We are currently involved in the investigation and remediation of contamination at motor fuel storage and gasoline store sites where releases of regulated substances have been detected. We accrue for anticipated future costs and the related probable state reimbursement amounts for remediation activities. Accordingly, we have recorded estimated undiscounted liabilities for these sites totaling $36.9 million and $40.0 million as of December 31, 2015 and December 31, 2014, respectively, which are classified as accrued expenses and other current liabilities and other noncurrent liabilities. As of December 31, 2015, we had $1.8 million in an escrow account to satisfy environmental claims related to the MACS acquisition and $14.1 million in an escrow account to satisfy environmental claims related to the Aloha acquisition.

We record an asset retirement obligation for the estimated future cost to remove underground storage tanks. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal and/or state regulators enact new guidance on the removal of such tanks. Accordingly, we have reserves of $54.5 million and $52.8 million, which are included in other noncurrent liabilities as of December 31, 2015 and December 31, 2014, respectively.

Deferred Branding Incentives

We receive deferred branding incentives and other incentive payments from a number of our fuel suppliers. A portion of the deferred branding incentives may be passed on to our wholesale branded dealers under the same terms as required by our fuel suppliers. Many of the agreements require repayment of all or a portion of the amount received if we (or our branded dealers) elect to discontinue selling the specified brand of fuel at certain locations. As of December 31, 2015, the estimated amount of deferred branding incentives that would have to be repaid upon de-branding at these locations was $5.0 million. Of this amount, approximately $4.1 million would be the responsibility of the Partnership’s branded dealers under reimbursement agreements with the dealers. In the event a dealer were to default on this reimbursement obligation, we would be required to make this payment. No liability is recorded for the amount of dealer obligations which would become payable upon de-branding as no such dealer default is considered probable at December 31, 2015. We have $1.5 million and $3.8 million recorded for deferred branding incentives, net of accumulated amortization, on the balance sheets as of December 31, 2015 and December 31, 2014, respectively, of which $1.5 million and $3.4 million, respectively, are included in other non-current liabilities. The Partnership amortizes its retained portion of the incentives to income on a straight-line basis over the term of the agreements.

Contingent Consideration related to Acquisition

As of December 31, 2015, we have recorded on our consolidated balance sheet under other non-current liabilities the $18.3 million that Aloha is expected to achieve during the earnout period of December 16, 2014 through December 31, 2022. This fair value measurement is categorized within Level 3 of the fair value hierarchy.

14.	Rental Income under Operating Leases

The following schedule details our investment in property under operating leases:

	December 31, 2015	December 31, 2014
	(in thousands)
Land	$141,490	$140,601
Buildings and improvements	81,502	70,205
Equipment	37,257	37,230
Total property and equipment	260,249	248,036
Less: accumulated depreciation	(30,093)	(28,093)
Property and equipment, net	$230,156	$219,943

Rental income for the Successor twelve month period ended December 31, 2015 and the period September 1, 2014 through December 31, 2014 was $81.3 million and $24.7 million, respectively, and was $11.7 million and $10.1 million for the Predecessor period January 1, 2014 through August 31, 2014 and the twelve month period ended December 31, 2013, respectively.

The following is a schedule by years of minimum future rental income under non-cancelable operating leases as of December 31, 2015 (in thousands):

2016	$30,839
2017	18,982
2018	10,249
2019	7,537
2020	3,352
Thereafter	2,535
Total minimum future rentals	$73,494

15.	Interest Expense and Interest Income

The components of net interest expense were as follows:

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
	(in thousands)
Cash interest expense	$86,824	$9,064	$4,516	$3,356
Amortization of loan costs	3,515	1,986	313	381
Cash interest income	(2,764)	(115)	(62)	(266)
Interest expense, net	$87,575	$10,935	$4,767	$3,471

16.	Income Tax

As a partnership, we are generally not subject federal income tax and most state income taxes. However, the Partnership conducts certain activities through corporate subsidiaries which are subject to federal and state income taxes. The components of the federal and state income tax expense (benefit) are summarized as follows:

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
	(in thousands)
Current:
Federal	$11,523	$50,987	$(15)	$68
State	4,182	9,116	252	302
Total current income tax expense	15,705	60,103	237	370
Deferred:
Federal	16,216	21,982	(19)	70
State	19,768	(2,541)	—	—
Total deferred tax expense (benefit)	35,984	19,441	(19)	70
Net income tax expense	$51,689	$79,544	$218	$440

Historically, our effective tax rate differed from the statutory rate primarily due to Partnership earnings that are not subject to U.S. federal and most state income taxes at the Partnership level. The completion of the acquisition of Susser on July 31, 2015 (see Note 4) significantly increased the activities conducted through corporate subsidiaries. A reconciliation of the income tax expense at the U. S. federal statutory rate to the income tax expense is presented below:

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
	(in thousands)
Tax at statutory federal rate	$86,015	$9,310	$7,955	$13,113
Partnership earnings not subject to tax	(55,402)	23,978	(7,598)	(13,028)
Revaluation of investments in affiliates	9,348	45,182	—	—
State and local tax, net of federal benefit	12,409	4,044	164	301
Other	(681)	(2,970)	(303)	54
Net income tax expense	$51,689	$79,544	$218	$440

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	December 31, 2015	December 31, 2014
	(in thousands)
Deferred tax assets:
Environmental, asset retirement obligations, and other reserves	$34,864	$34,480
Inventories	5,281	4,534
Net operating loss carry forwards	62,014	—
Other	23,111	23,399
Total deferred tax assets	125,270	62,413
Deferred tax liabilities:
Fixed assets	442,265	332,838
Trademarks and other intangibles	291,739	274,504
Investments in affiliates	85,649	82,902
Other	—	2,425
Total deferred tax liabilities	819,653	692,669
Net deferred income tax liabilities	$694,383	$630,256

As a result of the early adoption and retrospective application of ASU 2015-17 as more fully described in Note 2, $15.7 million of deferred tax assets previously presented as a current asset as of December 31, 2014 has been reclassified to noncurrent in these financial statements.

Our corporate subsidiaries have federal net operating loss carryforwards of $173.2 million as of December 31, 2015 which expire in 2034 and 2035. Our corporate subsidiaries also have state net operating loss benefits of $1.4 million, net of federal tax, most of which expire between 2029 and 2035. We have determined that it is more likely than not that all federal and state net operating losses will be utilized, and accordingly, no valuation allowance is required as of December 31, 2015.

The Partnership and its subsidiaries do not have any unrecognized tax benefits for uncertain tax positions as of December 31, 2015 or 2014. The Partnership believes that all tax positions taken or will to be taken will more likely than not be sustained under audit, and accordingly, we do not have any unrecognized tax benefits.

Our policy is to accrue interest and penalties on income tax underpayments (overpayments) as a component of income tax expense. We did not have any material interest and penalties in the periods presented.

The Partnership and its subsidiaries are no longer subject to examination by the IRS for 2011 and prior tax years. However, the statute remains open for Susser in one state jurisdiction under examination and appeal which is the Texas 2010 and 2012 margins tax years.

17.	Partners’ Capital

On November 30, 2015, pursuant to the terms of the Partnership Agreement, 10,939,436 subordinated units held by subsidiaries of ETP were exchanged for 10,939,436 common units. On December 3, 2015, we completed a private placement of 24,052,631 of our common units for gross proceeds of approximately $685 million.

As of December 31, 2015, ETP or its subsidiaries owned 37,776,746 common units, which constitute a 38.4% limited partnership ownership interest in us. As of December 31, 2015, our fully consolidated subsidiaries owned 11,018,744 Class A units and the public owned 49,588,960 units.

Information presented below for net income allocation to Partners is presented for periods before and after the ETP Merger (see Note 4).

Allocations of Net Income

Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to ETE.

The calculation of net income allocated to the partners is as follows (in thousands, except per unit amounts):

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
Attributable to Common Units
Distributions (a)	$155,875	$27,031	$11,261	$20,251
Distributions in excess of net income	(111,377)	(9,532)	7	(1,717)
Limited partners' interest in net income	$44,498	$17,499	$11,268	$18,534

Attributable to Subordinated Units
Distributions (a)	$22,796	$12,533	$11,178	$20,167
Distributions in excess of net income	(11,730)	(3,228)	—	(1,674)
Limited partners' interest in net income	$11,066	$9,305	$11,178	$18,493

(a) Distributions declared per unit to unitholders as of record date	$2.8851	$1.1457	$1.0218	$1.8441

Class A Units

Pursuant to the terms of the Susser Contribution Agreement, (i) 79,308 common units held by a wholly-owned subsidiary of Susser were exchanged for 79,308 Class A Units and (ii) 10,939,436 subordinated units held by wholly-owned subsidiaries of Susser were converted into 10,939,436 Class A units.

Class A Units were entitled to receive distributions on a pro rata basis with common units, except that the Class A Units (a) did not share in distributions of cash to the extent such cash was derived from or attributable to any distribution received by the Partnership from PropCo, the proceeds of any sale of the membership interests of PropCo, or any interest or principal payments received by the Partnership with respect to indebtedness of PropCo or its subsidiaries and (b) were subordinated to the common units during the subordination period for the subordinated units and were not entitled to receive any distributions until holders of the common units received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. The Class A Units were exchanged for Class C Units on January 1, 2016.

Pursuant to the terms described above, these distributions did not have an impact on the Partnership’s consolidated cash flows and as such, were excluded from total cash distributions and allocation of limited partners’ interest in net income. For the year ended December 31, 2015, Class A distributions declared totaled $10.1 million, or $0.9138 per unit. Fourth quarter distributions were paid to Class C unitholders pursuant to the terms of the partnership agreement.

Incentive Distribution Rights

The following table illustrates the percentage allocations of available cash from operating surplus between our common unitholders and the holder of our IDRs based on the specified target distribution levels; after the payment of distributions to Class C Unitholders. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of our IDR holder and the common unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “total quarterly distribution per unit target amount.” The percentage interests shown for our unitholders and our IDR holder for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. Effective August 21, 2015, ETE exchanged 21.0 million ETP common units, owned by ETE, the owner of ETP’s general partner interest, for 100% of the general partner interest and all of the IDRs of Sunoco LP. ETP had previously owned our IDRs since September 2014, prior to that date the IDRs were owned by Susser.

		Marginal percentage interest in distributions
	Total quarterly distribution per Common unit target amount	Common Unitholders	Holder of IDRs
Minimum Quarterly Distribution	$0.4375	100%	—
First Target Distribution	Above $0.4375 up to $0.503125	100%	—
Second Target Distribution	Above $0.503125 up to $0.546875	85%	15%
Third Target Distribution	Above $0.546875 up to $0.656250	75%	25%
Thereafter	Above $0.656250	50%	50%

Cash Distributions

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common and subordinated unitholders receive.

The following table presents our cash distributions paid:

	Limited Partners
Payment Date	Per Unit Distribution	Total Cash Distribution	Distribution to IDR Holders
	(in thousands, except per unit amounts)
May 16, 2016	$0.8173	$77,921	$19,566
February 16, 2016	0.8013	70,006	16,532
November 27, 2015	0.7454	47,194	8,441
August 28, 2015	0.6934	28,661	3,362
May 29, 2015	0.6450	23,113	1,449
February 27, 2015	0.6000	21,023	891
November 28, 2014	0.5457	18,541	255
August 29, 2014	0.5197	11,413	64
May 30, 2014	0.5021	11,026	—
February 28, 2014	0.4851	10,650	—
November 29, 2013	0.4687	10,290	—
August 29, 2013	0.4528	9,907	—
May 30, 2013	0.4375	9,572	—
March 1, 2013	0.4375	9,572	—
November 29, 2012	0.0285	624	—

18.	Unit-Based Compensation

Unit-based compensation expense related to the Partnership included in our Consolidated Statements of Operations and Comprehensive Income is as follows (in thousands):

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
Phantom common units (1)	$6,591	$3,922	$604	$530
Allocated expense from Parent (2)	1,393	994	4,088	1,405
Total unit-based compensation expense	$7,984	$4,916	$4,692	$1,935
(1)	Excludes unit-based compensation expense related to units issued to non-employees.
(2)	Reflects expenses allocated to us by Susser prior to the ETP Merger and expenses allocated to us by ETP subsequent to the closing of the ETP Merger.

Phantom Common Unit Awards

Our general partner issued a total of 6,354, 15,815 and 32,500 phantom unit awards to certain directors and employees under the LTIP during 2014, 2013 and 2012 prior to the ETP Merger, respectively. Recipients of these awards had no distribution or voting rights until they vested and were settled in common units. The fair value of each phantom unit on the grant date was equal to the market price of our common unit on that date reduced by the present value of estimated dividends over the vesting period, since the phantom units did not receive dividends until vested. The estimated fair value of our phantom units was amortized over the vesting period using the straight-line method. Non-employee director awards vested over a one-to-three year period and employee awards vested ratably over a two-to-five year service period. Concurrent with the ETP Merger, all unvested phantom units vested and compensation cost of $0.4 million was recognized.

Subsequent to the ETP Merger, restricted phantom units were issued which also have the right to receive distributions prior to vesting. During the year ended December 31, 2015, 993,134 restricted phantom units were issued. The units vest 60% after three years and 40% after five years. The fair value of these units is the market price of our common units on the grant date, and is amortized over the five-year vesting period using the straight-line method. Unrecognized compensation cost related to our nonvested restricted phantom units totaled $40.2 million as of December 31, 2015, which is expected to be recognized over a weighted average period of 3.3 years. The fair value of nonvested restricted phantom units outstanding as of December 31, 2015 and 2014, totaled $47.4 million and $11.0 million, respectively.

A summary of our phantom unit award activity for the years ended December 31, 2015 and 2014, is set forth below:

	Number of Phantom Common Units	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2013 (Predecessor)	36,963	$21.66
Granted	6,354	33.24
Vested	(40,317)	23.72
Forfeited	(3,000)	18.42
Outstanding at August 31, 2014 (Predecessor)	—	—
Granted	241,235	45.50
Outstanding at December 31, 2014 (Successor)	241,235	45.50
Granted	993,134	40.63
Forfeited	(87,321)	50.71
Outstanding at December 31, 2015 (Successor)	1,147,048	$41.19

Cash Awards

In January 2015, the Partnership granted 30,710 awards that are settled in cash under the terms of the Sunoco LP Long-Term Cash Restricted Unit Plan. An additional 1,000 awards were granted in September 2015. These awards do not have the right to receive distributions prior to vesting. The awards vest 100% after three years. Unrecognized compensation cost related to our nonvested cash awards totaled $0.9 million as of December 31, 2015, which is expected to be recognized over a weighted average period of 1.9 years. The fair value of nonvested cash awards outstanding as of December 31, 2015 totaled $1.6 million.

19.	Segment Reporting

Segment information is prepared on the same basis that our CODM reviews financial information for operational decision-making purposes. Beginning in 2014, with the acquisition of MACS, we began operating our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. As a result, the Predecessor periods operated as one segment, wholesale, and the Successor period operated with our wholesale and retail segments. No operating segments have been aggregated in identifying the two reportable segments.

During the first quarter of 2015, we elected to allocate the revenue and costs previously reported in “All Other” to each segment based on the way our CODM measures segment performance. Partnership overhead costs, interest and other expenses not directly attributable to a reportable segment are allocated based on segment EBITDA.

Wholesale Segment

Our wholesale segment purchases motor fuel primarily from independent refiners and major oil companies and supplies it to our retail segment, to independently-operated dealer stations under long-term supply agreements, and to distributers and other consumers of motor fuel. Also included in the wholesale segment are motor fuel sales to consignment locations. We distribute motor fuels across more than 30 states throughout the East Coast and Southeast regions of the United States from Maine to Florida and from Florida to New Mexico, as well as Hawaii. Sales of fuel from the wholesale segment to our retail segment are delivered at cost plus a profit margin. These amounts are reflected in intercompany eliminations of motor fuel revenue and motor fuel cost of sales. Also included in our wholesale segment is rental income from properties that we lease or sub-lease.

Retail Segment

Our retail segment, inclusive of the recently acquired Susser and Sunoco Retail assets, operates branded retail convenience stores throughout the East Coast and Southeast regions of the United States from Maine to Florida and from Florida to New Mexico, as well as Hawaii, offering motor fuel, merchandise, food service, and a variety of other services including car washes, lottery, ATM, money orders, prepaid phone cards, wireless services and movie rentals.

We report EBITDA and Adjusted EBITDA by segment as a measure of segment performance. We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. Effective September 1, 2014, as a result of the ETP Merger and in an effort to conform the method by which we measure our business to that of ETP’s operations, we define Adjusted EBITDA to include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments.

The following tables present financial information by segment for the twelve months ended December 31, 2015 and for the period from September 1, 2014 through December 31, 2014.

Segment Financial Data for the Twelve Months Ended December 31, 2015

	Wholesale Segment	Retail Segment	Intercompany Eliminations	Totals
	(in thousands)
Revenue
Retail motor fuel sales	$—	$5,891,249		$5,891,249
Wholesale motor fuel sales to third parties	10,104,193	—		10,104,193
Wholesale motor fuel sales to affiliates	20,026	—		20,026
Merchandise sales	—	2,178,187		2,178,187
Rental income	51,599	29,675		81,274
Other income	27,674	157,613		185,287
Intersegment sales	4,340,683	121,803	(4,462,486)	—
Total revenue	14,544,175	8,378,527	(4,462,486)	18,460,216
Gross profit
Retail motor fuel	—	635,197		635,197
Wholesale motor fuel	407,468	—		407,468
Merchandise	—	679,878		679,878
Rental and other	74,339	187,021		261,360
Total gross profit	481,807	1,502,096		1,983,903
Total operating expenses	331,708	1,318,862		1,650,570
Income from operations	150,099	183,234		333,333
Unallocated interest expense, net	54,296	33,279		87,575
Income before income taxes	95,803	149,955		245,758
Income tax expense	4,321	47,368		51,689
Net income and comprehensive income	$91,482	$102,587		$194,069
Depreciation, amortization and accretion	67,780	210,529		278,309
Interest expense, net	54,296	33,279		87,575
Income tax expense	4,321	47,368		51,689
EBITDA	217,879	393,763		611,642
Non-cash compensation expense	4,016	3,968		7,984
Loss (gain) on disposal of assets	1,440	(2,130)		(690)
Unrealized gain on commodity derivatives	1,848	—		1,848
Inventory fair value adjustments	77,849	20,481		98,330
Adjusted EBITDA	$303,032	$416,082		$719,114
Capital expenditures	$65,131	$425,618		$490,749
Total assets	$2,925,842	$5,915,977		$8,841,819

Segment Financial Data for the Period from September 1, 2014 through December 31, 2014

	Wholesale Segment	Retail Segment	Intercompany Eliminations	Totals
	(in thousands)
Revenue
Retail motor fuel sales	$—	$2,376,608		$2,376,608
Wholesale motor fuel sales to third parties	4,235,415	—		4,235,415
Wholesale motor fuel sales to affiliates	—	—		—
Merchandise sales	—	651,324		651,324
Rental income	14,769	9,980		24,749
Other income	(2,468)	57,209		54,741
Intersegment sales	1,787,423	44,891	(1,832,314)	—
Total revenue	6,035,139	3,140,012	(1,832,314)	7,342,837
Gross profit
Retail motor fuel	—	270,087		270,087
Wholesale motor fuel	31,752	—		31,752
Merchandise	—	196,522		196,522
Rental and other	19,968	57,730		77,698
Total gross profit	51,720	524,339		576,059
Total operating expenses	104,220	434,305		538,525
Income (loss) from operations	(52,500)	90,034		37,534
Unallocated interest expense, net	2,595	8,340		10,935
Income (loss) before income taxes	(55,095)	81,694		26,599
Income tax expense	67,760	11,784		79,544
Net income (loss) and comprehensive income (loss)	$(122,855)	$69,910		$(52,945)
Depreciation, amortization and accretion	24,514	61,728		86,242
Interest expense, net	2,595	8,340		10,935
Income tax expense	67,760	11,784		79,544
EBITDA	(27,986)	151,762		123,776
Non-cash compensation expense	428	4,488		4,916
Gain on disposal of assets	(270)	(707)		(977)
Unrealized gain on commodity derivatives	(1,096)	—		(1,096)
Inventory fair value adjustments	176,710	28,633		205,343
Adjusted EBITDA	$147,786	$184,176		$331,962
Capital expenditures	$5,382	$148,769		$154,151
Total assets	$842,975	$7,930,105		$8,773,080

20.	Net Income per Unit

Net income per unit applicable to limited partners (including subordinated unitholders prior to the conversion of our subordinated units on November 30, 2015) is computed by dividing limited partners’ interest in net income by the weighted-average number of outstanding common and subordinated units. Our net income is allocated to the limited partners in accordance with their respective partnership percentages, after giving effect to any priority income allocations for incentive distributions and distributions on employee unit awards. Earnings in excess of distributions are allocated to the limited partners based on their respective ownership interests. Payments made to our unitholders are determined in relation to actual distributions declared and are not based on the net income allocations used in the calculation of net income per unit.

In addition to the common and subordinated units, we identify the IDRs as participating securities and use the two-class method when calculating net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period. Diluted net income per unit includes the effects of potentially dilutive units on our common units, consisting of unvested phantom units. Basic and diluted net income per unit applicable to subordinated limited partners are the same because there are no potentially dilutive subordinated units outstanding.

We also disclose limited partner units issued and outstanding. A reconciliation of the numerators and denominators of the basic and diluted per unit computations is as follows:

	Successor		Predecessor
	Twelve months ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1, 2014 through August 31, 2014	Twelve months ended December 31, 2013
	(dollars in thousands, except units and per unit amounts)
Net income (loss) and comprehensive income (loss)	$194,069	$(52,945)	$22,510	$37,027
Less: Net income and comprehensive income attributable to noncontrolling interest	3,816	1,043	—	—
Less: Preacquisition income (loss) allocated to general partner	103,015	(88,221)	—	—
Net income and comprehensive income attributable to partners	87,238	34,233	22,510	37,027
Less:
Incentive distribution rights	29,784	1,146	64	—
MACS earnings prior to October 1, 2014	—	5,878	—	—
Distributions on nonvested phantom unit awards	1,890	405	—	—
Limited partners' interest in net income	$55,564	$26,804	$22,446	$37,027

Weighted average limited partner units outstanding:
Common - basic	40,253,913	20,572,373	11,023,617	10,964,258
Common - equivalents	21,738	6,382	25,128	21,844
Common - diluted	40,275,651	20,578,755	11,048,745	10,986,102

Subordinated - (basic and diluted)	10,010,333	10,939,436	10,939,436	10,939,436

Net income per limited partner unit:
Common - basic and diluted	$1.11	$0.85	$1.02	$1.69
Subordinated - basic and diluted (1)	$1.40	$0.85	$1.02	$1.69

(1)

The subordination period ended on November 30, 2015, at which time outstanding subordinated units were converted to common units. Distributions and the partners' interest in net income were allocated to the subordinated units through November 30, 2015.

21.	Selected Quarterly Financial Data (unaudited)

The following table sets forth certain unaudited financial and operating data for each quarter during 2015 and 2014. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown.

	Successor					Predecessor
	2015				2014
	4th QTR	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR (1)	2nd QTR	1st QTR
Motor fuel sales	$3,462,757	$4,248,779	$4,498,806	$3,805,126	$4,761,230	$2,745,829	$1,370,124	$1,210,656
Merchandise sales	545,084	589,300	560,680	483,123	490,767	160,557	—	—
Rental and other income	68,666	68,694	66,598	62,603	62,009	22,022	5,901	5,931
Total revenues	$4,076,507	$4,906,773	$5,126,084	$4,350,852	$5,314,006	$2,928,408	$1,376,025	$1,216,587

Motor fuel gross profit	$227,747	$272,176	$302,655	$240,087	$275,299	$38,910	$17,067	$17,210
Merchandise gross profit	169,744	185,122	176,811	148,201	147,778	48,744	—	—
Other gross profit	67,209	67,462	65,744	60,945	66,293	15,393	5,136	4,910
Total gross profit	$464,700	$524,760	$545,210	$449,233	$489,370	$103,047	$22,203	$22,120

Income (loss) from operations	$50,978	$93,351	$123,658	$65,346	$56,631	$(14,732)	$11,489	$11,641

Net income (loss) and comprehensive income (loss)	$16,518	$34,711	$93,534	$49,306	$(27,476)	$(22,686)	$9,595	$10,132

Net income attributable to partners	$7,755	$27,544	$34,867	$17,072	$35,989	$1,027	$9,595	$10,132

Net income (loss) per limited partner unit:
Common (basic and diluted)	$(0.13)	$0.30	$0.87	$0.44	$0.83	$0.04	$0.43	$0.46

Subordinated (basic and diluted)	$0.10	$0.52	$0.87	$0.44	$0.83	$0.04	$0.43	$0.46

(1)

The third quarter of 2014 includes Successor results of operations for the period from September 1, 2014 through September 30, 2014 following the ETP Merger. Also included through retrospective adjustment are results of operations for MACS, Sunoco LLC, Sunoco Retail, and Susser for the period from September 1, 2014 through September 30, 2014, and all subsequent quarters, as these acquisitions are accounted for as transactions of entities under common control (see Note 4).

22.	Subsequent Events

On July 11, 2016, we entered into a definitive agreement to purchase the convenience store, wholesale motor fuel distribution, and commercial fuels distribution business serving central Texas and eastern Louisiana from Denny Oil Company (“Denny”) for approximately $55.0 million, subject to working capital and other adjustments. The purchase agreement comprises 13 fee properties, approximately 127 supply contracts with dealer-owned and operated sites, and over 500 commercial accounts in Denny’s commercial fuels and lubricants division. The transaction is scheduled to close in the fourth quarter of 2016, subject to the satisfaction of customary closing conditions.

On June 23, 2016, we entered into a definitive agreement to purchase the fuels business (the "Fuels Business") from Emerge Energy Services LP (NYSE: EMES) ("Emerge") for $178.5 million, subject to working capital and other adjustments. The Fuels Business comprises Dallas-based Direct Fuels LLC and Birmingham-based Allied Energy Company LLC, both wholly owned subsidiaries of Emerge, and engages in the processing of transmix and the distribution of refined fuels. The transaction is scheduled to close in the third quarter of 2016, subject to regulatory clearances and the satisfaction of other customary closing conditions.

On June 22, 2016, we completed two previously announced acquisitions totaling approximately $115.0 million. We purchased 14 company-operated convenience stores and wholesale fuel supply contracts for a network of independent dealer-owned and dealer-operated locations in the greater Austin, Houston, and Waco, Texas markets from Kolkhorst Petroleum, Inc. We also purchased 18 company-operated convenience stores and one standalone Tim Hortons restaurant in upstate New York from Valentine Stores, Inc.

On April 7, 2016, we and certain of our wholly-owned subsidiaries, including SUN Finance (together with the Partnership, the “2021 Issuers”), completed a private offering of $800.0 million 6.250% senior notes due 2021 (the “2021 Senior Notes”). The terms of the 2021 Senior Notes are governed by an indenture dated April 7, 2016, among the 2021 Issuers, our General Partner, and certain other subsidiaries of the Partnership (the “2021 Guarantors”) and U.S. Bank National Association, as trustee. The 2021 Senior Notes will mature on April 15, 2021 and interest is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2016. The 2021 Senior Notes are senior obligations of the 2021 Issuers and are guaranteed on a senior basis by all of the Partnership’s existing subsidiaries and certain of its future subsidiaries. The 2021 Senior Notes and guarantees are unsecured and rank equally with all of the 2021 Issuers’ and each 2021 Guarantor’s existing and future senior obligations. The 2021 Senior Notes are senior in right of payment to any of the 2021 Issuers’ and each 2021 Guarantor’s future obligations that are, by their terms, expressly subordinated in right of payment to the 2021 Senior Notes and guarantees. The 2021 Senior Notes and guarantees are effectively subordinated to the 2021 Issuers’ and each 2021 Guarantor’s secured obligations, including obligations under the Partnership’s 2014 Revolver, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations, including trade payables, of the Partnership’s subsidiaries that do not guarantee the 2021 Senior Notes.

Net proceeds of approximately $789.4 million were used to repay a portion of the borrowings outstanding under our Term Loan.

On March 31, 2016, we entered into a term loan agreement (the “Term Loan”) to finance a portion of the costs associated with the ETP Dropdown. The Term Loan provides secured financing in an aggregate principal amount of up to $2.035 billion, which we borrowed in full. The Partnership used the proceeds to fund a portion of the ETP Dropdown and to pay fees and expenses incurred in connection with the ETP Dropdown and Term Loan.

Obligations under the Term Loan are secured equally and ratably with the 2014 Revolver (as defined below) by substantially all tangible and intangible assets of the Partnership and certain of our subsidiaries, subject to certain exceptions and permitted liens. Obligations under the Term Loan are guaranteed by certain of the Partnership’s subsidiaries. In addition, ETP Retail provided a limited contingent guaranty of collection with respect to the payment of the principal amount of the Term Loan. The maturity date of the Term Loan is October 1, 2019. The Partnership is not required to make any amortization payments with respect to the loans under the Term Loan. Amounts borrowed under the Term Loan bear interest at either LIBOR or base rate plus an applicable margin based on the election of the Partnership for each interest period. Until the Partnership first receives an investment grade rating, the applicable margin for LIBOR rate loans ranges from 1.500% to 2.500% and the applicable margin for base rate loans ranges from 0.500% to 1.500%, in each case based on the Partnership’s leverage ratio.

The Partnership may voluntarily prepay borrowings under the Term Loan at any time without premium or penalty, subject to any applicable breakage costs for loans bearing interest at LIBOR. Under certain circumstances, the Partnership is required to repay borrowings under the Term Loan in connection with the issuance by the Partnership of certain types of indebtedness for borrowed money. The Term Loan also includes certain (i) representations and warranties, (ii) affirmative covenants, including delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of material taxes and other claims, maintenance of properties and insurance, access to properties and records for inspection by administrative agent and lenders, further assurances and provision of additional guarantees and collateral, (iii) negative covenants, including restrictions on the Partnership and our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make loans, advances or investments, pay dividends, sell or otherwise transfer assets or enter into transactions with shareholders or affiliates and (iv) events of default, in each case substantially similar to the representations and warranties, affirmative and negative covenants and events of default in the Partnership’s existing revolving credit facility.

The Term Loan also requires the maintenance of a maximum funded debt to EBITDA ratio (i) as of the last day of each fiscal quarter through March 31, 2017, of 6.25 to 1.0 at any time with respect to the Partnership and (ii) as of the last day of each fiscal quarter thereafter, of 5.5 to 1.0 at any time with respect to the Partnership (subject to increases to 6.0 to 1.0 in connection with certain future specified acquisitions). During the continuance of an event of default, the lenders under the Term Loan may take a number of actions, including declaring the entire amount then outstanding under the Term Loan due and payable.